                                                                   Exhibit 10.11

                        SETTLEMENT AND LICENSE AGREEMENT

                                     BETWEEN

                           SAIFUN SEMICONDUCTORS, LTD.

                                       AND

                        ADVANCED MICRO DEVICES, INC., AND

                                 FUJITSU LIMITED

                        SETTLEMENT AND LICENSE AGREEMENT

          THIS AGREEMENT is made as of the Effective Date (as hereinafter defined) by and between SAIFUN SEMICONDUCTORS LIMITED, a corporation organized and existing under the laws of Israel, having its principal place of business at Elrod Building, 45 Hamelach Street, Sappir Industrial Park, Netanya 42505 Israel ("SAIFUN"), on the one part, and ADVANCED MICRO DEVICES, INC., a corporation organized and existing under the laws of Delaware, having a its principle place of business at One AMD Place, Sunnyvale, California 94088 ("AMD"), and FUJITSU LIMITED, a corporation organized and existing under the laws of Japan, having a principal place of business at 1-1, Kamikodanaka 4-chome, Nakahara-ku, Kawasaki 211-8588, Japan ("FUJITSU"), on the other part. Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

                                   WITNESSETH

          WHEREAS, SAIFUN has developed, owns or controls certain patents and applications for patents, with the right to grant licenses under those patents and applications for patents;

          WHEREAS SAIFUN has developed, owns or controls certain technical information which was provided to AMD and FUJITSU;

          WHEREAS, AMD, FUJITSU and/or AMD & FUJITSU own or control certain patents and applications for patents, with the right to grant licenses under those patents and applications for patents;

          WHEREAS, AMD and FUJITSU have developed, own or control certain technical information which was provided to SAIFUN;

          WHEREAS, AMD and FUJITSU wish to obtain licenses under SAIFUN's patents, applications for patents and technical information and SAIFUN is willing to grant such licenses to AMD and FUJITSU, subject to the terms and conditions set forth herein;

          WHEREAS, SAIFUN wishes to obtain licenses under the AMD, FUJITSU and AMD & FUJITSU patents and applications for patents and technical information, and AMD and FUJITSU are willing to grant such licenses to SAIFUN, subject to the terms and conditions set forth herein;

          WHEREAS, SAIFUN and AMD and/or FUJITSU have previously entered into a series of agreements, as set forth in Appendix A, each of which is expressly superceded by this Agreement pursuant to the terms set forth in Appendix A;

          WHEREAS, SAIFUN, AMD and FUJITSU, have agreed to settle the litigation between them filed in the United States District Court for the Southern District of New York, Civil Action Case No. 02-CV-1481 (LTS) (the "Action"), based on the terms herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the settlement of the Action, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.   DEFINITIONS

          1.01 Definitions. As used in this Agreement, the following defined terms shall have the meanings set forth below:

          "AMD" means AMD and its Subsidiaries.

          "AMD/FUJITSU Licensed Products" means any and all semiconductor products.

          "AMD/FUJITSU NROM Products" means non-volatile memory products (in wafer, die, packaged or other form), that include memory cells having a non-conductive, charge trapping layer that stores charge in one or more localized regions, including without limitation, MirrorBit, MirrorFlash and "ONO Floating Gate" products (AMD/FUJITSU NROM Products do not include conventional, non-volatile floating gate products).

          "AMD/FUJITSU Technology" means any of the information, presentations and documentation that AMD and/or FUJITSU provided to SAIFUN prior to the Effective Date of this Agreement, and/or that AMD and/or FUJITSU may provide to SAIFUN pursuant to this Agreement.

          "AMD Patents" means any and all patents and patent applications world-wide, owned or controlled (without the obligation of payments to a third party) by AMD (including those owned jointly with FUJITSU), including any and all reissues and reexaminations of those patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which those patents are based, provided that such applications or patents have an Effective Filing Date prior to ten (10) years after the Effective Date of this Agreement.

          "Cumulative Net Sales" means the combined Net Sales of AMD/FUJITSU NROM Products by AMD and FUJITSU.

          "Effective Date" means July 1, 2002.

          "Effective Filing Date" means the earliest of the actual filing date or the earliest date a claim of priority is based on.

          "FUJITSU" means FUJITSU and its Subsidiaries.

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          "FUJITSU EDG" means Fujitsu Limited's Electronic Devices Group and any divisions or Subsidiaries controlled by that group.

          "FUJITSU EDG Patents" means any and all patents and patent applications world-wide, controlled (without the obligation of payments to a third party) by FUJITSU EDG (including those owned jointly with AMD), including any and all reissues and reexaminations of those patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which those patents are based, provided that such applications or patents have an Effective Filing Date prior to ten (10) years after the Effective Date of this Agreement.

          "FUJITSU Patents" means any and all patents and patent applications world-wide, owned or controlled (without the obligation of payments to a third party) by FUJITSU (including those owned jointly with AMD), including any and all reissues and reexaminations of those patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which those patents are based, provided that such applications or patents have an Effective Filing Date prior to ten (10) years after the Effective Date of this Agreement.

          "*** NROM Products" means non-volatile memory products (in wafer, die, packaged or other form), that include memory cells having a non-conductive, charge trapping layer that stores charge in one or more localized regions (*** NROM Products do not include conventional, non-volatile floating gate products).

          "MLC NROM Products" means non-volatile memory products (in wafer, die, packaged or other form), that include memory cells having a non-conductive, charge trapping layer that stores charge in one or more localized regions, and in which multiple bits of information using multiple levels of charge are stored in each localized region.

          "Net Sales" means:

               (a) Arm's Length Transactions: Net Sales is the amount invoiced by AMD and FUJITSU for the commercial sale of NROM Products under this Agreement, calculated in accordance with accounting practices generally applied by AMD and FUJITSU and in accordance with U.S. generally accepted accounting principles (for AMD) and in accordance with Japanese Financial Accounting Standards for Business Enterprises issued by the Business Accounting Deliberation Council ("BADC"), together with accounting guidelines issued by the Japanese Institute of Certified Public Accountants ("JICPA") (for Fujitsu), but excluding amounts attributable to: bad debts (actually incurred, not doubtful regarding payment), fees and commissions paid to sales representatives (not including third party distributors), value-added, sales and use taxes (as may be applicable), reasonable discounts actually allowed, deductions or returns, import duties, costs of shipping insurance and freight;

               (b) Other Sales (including internal sales): Net Sales is the amount that would have been calculated according to section (a) of this definition, for the same quantities of similar or substantially similar NROM Products sold in contemporaneous, arm's length commercial transactions to customers. If there is no

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

similar or substantially similar customer of AMD or FUJITSU to whom such sale was made, then the fair market value thereof;

               (c) All currency transactions shall be translated to United States dollars using the average daily conversion rate at the end of each semiannual period based upon published Wall Street Journal rates for AMD and the Tokyo Mitsubishi Bank for FUJITSU;

               (d) Net sales for embedded and multi-chip package non-volatile memory products shall be based on the average Net Sales price for an equivalent-density Stand-Alone NROM Product for the current reporting period, and if there is no equivalent-density product, then the lowest Net Sales price reported for a Stand-Alone NROM Product for that period.

          "SAIFUN" means SAIFUN and its Subsidiaries.

          "SAIFUN NROM Products" means non-volatile memory products (in wafer, die, packaged or other form), that include memory cells having a non-conductive, charge trapping layer that stores charge in one or more localized regions (SAIFUN NROM Products do not include conventional, non-volatile floating gate products).

          "SAIFUN Patents" means any and all patents and patent applications world-wide, owned or controlled (without the obligation of payments to a third party) by SAIFUN, including any and all reissues and reexaminations of those patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which those patents are based, provided that such applications or patents have an Effective Filing Date prior to ten
(10) years after the Effective Date of this Agreement.

          "SAIFUN Technology" means any of the information, presentations, data, samples and documentation that SAIFUN provided to AMD and/or FUJITSU prior to the Effective Date of this Agreement, and/or that SAIFUN will provide to AMD and/or FUJITSU pursuant to this Agreement.

          "Spin-Off" means one and only one corporation, company or other entity, initially owned or controlled by AMD and FUJITSU collectively, to which AMD and FUJITSU transfer at least each of their Stand-Alone NROM Product non-volatile business, and its Subsidiaries.

          "Stand-Alone NROM Products" means AMD/FUJITSU NROM Products, including code flash, data flash, data card and EEPROM that are AMD/FUJITSU NROM Products, that are substantially dedicated to storing information and any logic functionality therein is dedicated to memory access.

          "Subsidiary (ies)" means any corporation, company or other entity (i) in which more than fifty percent (50%) of whose outstanding shares or stock (representing the right to vote in general meetings or for the election of directors or other managing authority) are, on the date this Agreement is executed or thereafter, owned or controlled, directly or indirectly, by AMD, FUJITSU or SAIFUN, including, but not limited to, Fujitsu AMD Semiconductor Limited, or (ii) which does not have outstanding shares or stock but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, on the date this Agreement is executed or thereafter, owned or controlled, directly or indirectly, by AMD, FUJITSU or SAIFUN. Such corporation, company or other entity shall be deemed to be a Subsidiary for the purposes of this Agreement only so long as such ownership or control exists.

          1.02 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "whereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "Article" refers to the specified Article of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

II.  GRANT OF RIGHTS

          2.01 SAIFUN's Licenses to AMD and FUJITSU EDG. SAIFUN hereby grants to each of AMD and FUJITSU EDG, a non-exclusive, world-wide, license under the SAIFUN Patents and SAIFUN Technology to make, have made, use, offer to sell, sell, lease, import and otherwise dispose of, anywhere in the world, any AMD/FUJITSU Licensed Product.

          2.02 AMD's License to SAIFUN. AMD hereby grants to SAIFUN, a non-exclusive, world-wide, fully paid-up, license under the AMD Patents and AMD/FUJITSU Technology to make, have made, use, offer to sell, sell, lease, import and otherwise dispose of, anywhere in the world, any SAIFUN NROM Product designed (in whole or part) by, manufactured by or for, and sold by or for SAIFUN.

          2.03 FUJITSU EDG's License to SAIFUN. FUJITSU EDG hereby grants to SAIFUN, a non-exclusive, world-wide, fully paid-up, license under the FUJITSU EDG Patents and AMD/FUJITSU Technology to make, have made, use, offer to sell, sell, lease, import and otherwise dispose of, anywhere in the world, any SAIFUN NROM Product designed (in whole or part) by, manufactured by or for, and sold by or for SAIFUN.

          2.04 SAIFUN Covenant to AMD. SAIFUN hereby covenants not to assert the SAIFUN Patents and SAIFUN Technology against AMD and its respective distributors, manufacturers, foundries, customers or other third parties for the making, packaging, testing, using or selling any AMD/Fujitsu Licensed Products that are the subject of this Agreement.

          2.05 SAIFUN Covenant to FUJITSU. SAIFUN hereby covenants not to assert the SAIFUN Patents and SAIFUN Technology against FUJITSU and its respective distributors, manufacturers, foundries, customers or other third parties for the making, packaging, testing, using or selling any AMD/FUJITSU Licensed Products with the express limitation that only FUJITSU EDG is authorized to sell Stand Alone NROM Products and embedded NROM products. SAIFUN shall not be prohibited from asserting the SAIFUN Patents and SAIFUN Technology against: (1) suppliers of relevant semiconductor products to such divisions, groups and Subsidiaries other than FUJITSU EDG; and (2) against any non-FUJITSU EDG entity for the sale of any stand-alone NROM products or embedded NROM products in the form of semiconductor parts.

          2.06 AMD Covenant. AMD hereby covenants not to assert the AMD Patents and AMD/FUJITSU Technology against SAIFUN, and its distributors, manufacturers, foundries, customers or other third parties for the making, packaging, testing, using or selling of any SAIFUN NROM Products that are licensed under this Agreement.

          2.07 FUJITSU Covenant. FUJITSU hereby covenants not to assert the FUJITSU Patents, the FUJITSU EDG Patents and AMD/FUJITSU Technology against SAIFUN, and its distributors, manufacturers, foundries, customers or other third parties for the making, packaging, testing, using or selling of any SAIFUN NROM Products that are the subject of this Agreement.

III. MLC PROJECT

          3.01 General. SAIFUN will make a good faith effort toward the development of an MLC NROM Product. To that end, SAIFUN shall provide AMD and FUJITSU with an initial report and periodic updates on progress made toward the development of an MLC NROM Product ("SAIFUN's MLC") generally in accordance with the details set forth below in this Article III and as set forth in Appendix B. The initial report shall describe the work performed by SAIFUN in the development of an MLC NROM Product prior to the Effective Date. The MLC project shall run from the Effective Date until the earlier of the end of ten (10) quarters after the Effective Date or a commercial shipment of an MLC NROM Product by either AMD or FUJITSU.

          3.02 SAIFUN Deliverables. SAIFUN shall transfer to AMD and FUJITSU the following deliverables:

          (a) Updates. Starting at the third quarter of 2002 and throughout the duration of the MLC project, SAIFUN will issue quarterly update reports describing the progress made in the development of SAIFUN's MLC since the previous update report. These updates may include periodic face-to-face meetings which may be scheduled at the request of AMD or FUJITSU, but no more frequently than once a quarter.

          (b) Test Wafers. SAIFUN shall make a good faith effort to produce test wafers for SAIFUN's MLC. If these test wafers ever become available during the term of the MLC project, SAIFUN shall deliver to AMD and FUJITSU collectively a total of (4) test wafers for each iteration of test wafers of SAIFUN's MLC accompanied by "Test Chip Description Manual" documentation.

          3.03 Presentation. Within a reasonable time after delivery of the test wafers (if they become available during the term of the MLC Project) and the Test Chip

Description manual, SAIFUN shall conduct a presentation to AMD and FUJITSU summarizing the progress of development of SAIFUN's MLC.

          3.04 AMD and FUJITSU Deliverables. AMD and FUJITSU are not obligated to provide anything to SAIFUN pursuant to the MLC Project. AMD and FUJITSU may, however, transfer to SAIFUN any of the following deliverables:

          (a) Feedback. AMD and FUJITSU may provide feedback to SAIFUN in response to the update reports delivered to AMD and FUJITSU by SAIFUN. Such feedback may include internal reports, impressions, comments or any other work done pursuant to the SAIFUN update reports.

          (b) Test Wafers Analysis. AMD and FUJITSU may provide SAIFUN with copies of any written document produced by AMD and FUJITSU in conjunction with the test wafers and Test Chip Description Manual.

          (c) Derivatives and Improvements. AMD and FUJITSU may provide SAIFUN with work product, outcomes, and derivative works, such as modifications and applications and test wafers, based on or relying or otherwise incorporating any of the SAIFUN Deliverables.

          3.05 Intellectual Property. All work product and outcomes, such as modifications, applications and test wafers, and intellectual property based on, arising out of, or relying or otherwise incorporating any of the SAIFUN Deliverables shall be the property of the party that develops such work product and outcomes. AMD, FUJITSU and SAIFUN each expressly agree, however, that the rights granted under Article II of this Agreement shall apply to any AMD, FUJITSU and SAIFUN Patents and any SAIFUN Technology or AMD/FUJITSU Technology. Moreover, AMD and FUJITSU agree that, to the extent they intend to disclose confidential information provided to them from SAIFUN pursuant to the MLC project in patent applications, AMD and FUJITSU shall provide at least two (2) months notice to SAIFUN of the intended disclosure.

          3.06 Confidentiality. AMD, FUJITSU and SAIFUN each agree that, prior to the exchange of any information pursuant to this Article III in connection with the development of MLC NROM Products, the parties will enter into one or more non-disclosure agreements which acknowledge the confidential nature of such information and the need to protect it from public disclosure. If the parties fail to execute a new non-disclosure agreement, the information disclosed under this Article 3.06 shall be protected under the confidentiality obligations of
Article IX of this Agreement.

IV.  PAYMENTS

           4.01 Lump Sum Payment. AMD and FUJITSU shall, collectively, pay SAIFUN a "lump sum" payment of *** United States dollars ($***) "Lump Sum Payment." This payment shall be payable in *** equal, consecutive quarterly installments of *** dollars ($***), the first of which shall be made within three (3) business days of the effective date of the escrow agreement referred to in Article 4.01(a)(i), or August 23, 2002, whichever is earlier, and the parties shall each make a

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

good faith effort to complete the escrow agreement soon after all of the parties have signed this Agreement. Each installment thereafter shall be made on the last day of the relevant fiscal quarter for the purposes set forth in clauses
(a) and (b) of this Article 4.01:

        (a) Equity in SAIFUN. AMD and FUJITSU hereby, collectively, purchase 938,470 Ordinary Shares (each having a par value of NIS 0.01) of stock in SAIFUN representing four percent (4%) of the outstanding share capital of SAIFUN as of the Effective Date of this Agreement (the "Shares"). The Shares shall be priced at $*** per share, which equates to a total purchase price of *** dollars ($***) (the "Purchase Price"). Notwithstanding the foregoing, the price and number of shares to be purchased by AMD and FUJITSU shall be subject to proportional adjustment in the event of any subdivision, reclassification or combination of SAIFUN's then outstanding capital stock and any dividend or distribution on such stock that is paid in shares of SAIFUN's capital stock.

               (i) The parties shall, prior to the issuance of any Shares and payment of any installments of the Lump Sum Payment, mutually agree to an escrow agent and an escrow agreement. SAIFUN shall issue all of the Shares to, and in the name of the escrow agent and deliver to the escrow agent the certificates representing the Shares within ten (10) days after the Effective Date unless agreement has not been reached, in which case the Shares shall be issued within ten (10) days after agreement; provided, however, that SAIFUN shall deliver to the escrow agent or AMD or FUJITSU, as applicable, revised certificates representing the Shares in the event of any subdivision, reclassification, combination or stock dividend as described in Article 4.01(a) above. All fees charged by the escrow agent in connection with the Shares shall be paid by AMD and FUJITSU. The Shares shall be assigned and the certificates delivered by the escrow agent to AMD and FUJITSU in portions that correspond to each quarterly installment payment provided for in this Article 4.01, such that the first
$*** of the Lump Sum Payment is applied to the purchase of the equity position in SAIFUN. The delivery of each portion of Shares shall be made within a reasonable time after the corresponding quarterly payment is made.

               (ii) Acceleration. The parties agree that in case of an initial public offering ("IPO") of SAIFUN's securities, merger or acquisition of SAIFUN and/or sale of all or substantially all of the assets of SAIFUN (collectively referred to as "Exit Events"), prior to full payment of the Purchase Price, AMD and FUJITSU may undertake to accelerate and pay the balance of the Purchase Price immediately. Once SAIFUN provides AMD and FUJITSU with notice at least three (3) months in advance of an Exit Event, such notice not being permitted within the first nine (9) months after the Effective Date, AMD and FUJITSU shall choose one of the following options:

                    (a) accelerate any unpaid remaining portion of the first $*** of the Lump Sum Payment no later than fifteen (15) days prior to such Exit Event to get the balance of the Shares; or

                    (b) not accelerate, in which case AMD and FUJITSU will still be obligated to pay the balance of the unpaid remaining portion of the

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

     Lump Sum Payment when due, however, such payments shall be considered part of the fees due for the MLC project, and SAIFUN shall be relieved of its obligation to provide Shares corresponding to the non-accelerated balances, in which case, the escrow agent shall immediately assign all of the remaining Shares back to SAIFUN or to any other party designated by SAIFUN.

               (iii) Other Rights. The Shares shall at all times have all other rights, preferences and privileges as all other Ordinary Shares of SAIFUN.

          (b) MLC Project Fees. The last *** dollars ($***) of the Lump Sum Payment shall be paid to SAIFUN in connection with SAIFUN's services pursuant to
Article III.

          4.02 Royalties. AMD and FUJITSU collectively agree to pay SAIFUN a running royalty equal to *** percent (***%) of Cumulative Net Sales which is subject to the following annual caps:

IF CUMULATIVE NET SALES IN A GIVEN   THEN THE ANNUAL ROYALTY  PAYMENT
             YEAR ARE                          CANNOT EXCEED
----------------------------------   --------------------------------
$*** to $***                                    $       ***
$*** to ***                                     $       ***
Over $***                                       $       ***

Royalties shall be based solely on the sale of AMD/FUJITSU NROM Products and be calculated from the first dollar, and then the annual cap is applied, if applicable. For Example: for Cumulative Net sales of $***, the royalty calculation is $***, but the middle cap applies to reduce the royalty to $***; for Cumulative Net Sales of $***, the royalties would be $***. Any royalties paid in excess of annual amounts owed shall be refunded. Royalties for any annual royalty period shall not be carried forward to any subsequent annual royalty period.

          (a) Discount Years. AMD and FUJITSU shall have the option to select up to *** years in which the running royalty shall be capped at *** dollars ($***) subject to the following conditions:

               (i) the selection of a Discount Year may only occur once during the *** of this Agreement;

               (ii) there cannot be consecutive Discount Years; and

               (iii) AMD and FUJITSU shall provide notice to SAIFUN in writing that a Discount Year has been selected in conjunction with the fourth quarterly report for each annual period.

          4.03 Taxes. If the government of Japan requires that taxes owed by SAIFUN be withheld from any payment required under this Article IV and remitted to such government authorities directly on behalf of them, FUJITSU shall be and hereby is

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

allowed to do so. In such event, FUJITSU shall promptly transmit to SAIFUN tax receipts issued by the appropriate tax authorities with respect to such taxes so withheld and remitted so as to support SAIFUN in claiming for tax credit against income taxes payable by SAIFUN in other countries, if any.

          4.04 Internal Accounting. AMD and FUJITSU shall be responsible and shall monitor and handle the collective accounting and managing of the Cumulative Net Sales. Accordingly, AMD and FUJITSU shall be jointly and severally liable for the royalties owed to SAIFUN.

          4.05 Quarterly Reports. AMD and FUJITSU shall, provide SAIFUN, during the ten (10) year period running from the Effective Date of this Agreement, with a quarterly royalty report within thirty business days (30) after the end of each fiscal quarter. The royalty reports shall set forth the Cumulative Net Sales of AMD/FUJITSU NROM Products, the Net Sales of NROM Products by AMD, the Net sales of NROM Products by Fujitsu and the royalty amounts due SAIFUN in accordance with the terms of this Agreement with respect to the quarter just ended, as well as the basis for AMD's and FUJITSU's calculations of such royalties (in reasonable detail). The royalty reports shall include an identification of each of the products that is subject to the royalty calculation. Notwithstanding, no royalty reports shall be due for any quarter in which the maximum royalty amount (in accordance with Articles 4.02 and 4.06(e)) will be paid, provided that AMD and FUJITSU deliver to SAIFUN a notification (within the same time limit that the royalty report was due) that a maximum royalty payment will be made within fifteen (15) days of the delivery of the notification.

          4.06 Payment Terms.

          (a) Royalty payments shall be made on a semi-annual (following the quarters ending on December 31 and June 30) basis based on the results of the current and previous quarterly reports.

          (b) AMD and FUJITSU shall take whatever steps they see fit so that the total royalty due to SAIFUN for a given semi-annual period is paid within fifteen (15) days of the delivery of the most recent associated quarterly royalty report.

          (c) All payments under this Agreement shall be made by electronic transfer in U.S. dollars to a bank account to be designated in writing by SAIFUN.

          (d) In the event that a royalty payment is not made within fifteen
(15) days after the date of delivery of the associated quarterly royalty report is due, AMD and FUJITSU shall be assessed a late charge set at the statutorily maximum rate of interest in accordance with the laws of the State of New York. SAIFUN shall notify AMD and FUJITSU in writing of the late charge in accordance with the notice provision herein.

          (e) The first semi-annual payment for each year will be based on the following calculation:

               (1) multiply the Cumulative Net Sales for the corresponding semi-annual period by two;

               (2) compare the result to Cumulative Nets Sales brackets under
     Article 4.02 to determine a forecasted annual royalty; and

               (3) royalties on actual Cumulative Net Sales are paid subject to a cap of one-half the applicable bracket cap of Article 4.02.

          (f) The determination of whether any annual cap to royalties applies, as well as the selection of Discount Year status, shall be made in conjunction with the second semi-annual payment each year. If, as a result of an annual cap or Discount Year status, an overpayment of royalties has occurred, such royalties shall be refunded within ten (10) days of the delivery of the last quarterly report.

          4.07 Records. For a period of three (3) years after each royalty or other payment due is made to SAIFUN under this Agreement, AMD and FUJITSU each agree to make and maintain such books, records and accounts as are reasonably necessary to verify such royalty and other payments, provided that total annual royalty for a given year is below the $[***] (or $[***] in a Discount Year) maximum annual cap, otherwise, no records need be kept.

          4.08 Audit. Upon at least thirty (30) days prior written notice to AMD and/or FUJITSU, and no more than once a year, SAIFUN shall have the right, at its own cost and expense, to authorize an internationally recognized certified public accounting firm selected by SAIFUN and approved by AMD and/or FUJITSU, as is appropriate, (which approval will not be unreasonably withheld), to audit AMD's and/or FUJITSU's books, records, contracts as to the financial terms of the contracts to the extent necessary to ensure compliance with this Article IV and for the sole purpose of verifying royalties paid to SAIFUN under this Agreement. AMD and FUJITSU will promptly make up any underpayment revealed by such an audit. Any overpayments made shall be refunded to AMD and/or FUJITSU, as appropriate. AMD and FUJITSU shall bear the costs of any audit that discloses an underpayment of 5% or more between its records and any of its payments. The information discovered during the audit performed in accordance with the provisions of this Article IV shall be treated as confidential material of its respective party and the auditor shall not disclose any of such information to SAIFUN other than the level of overpayment or underpayment, and the auditor shall agree to be bound by the confidentiality terms of this Agreement.

V.   SPIN-OFF RIGHTS AND OBLIGATIONS

          5.01 Spin-Off Rights. AMD and FUJITSU shall have the right to transfer rights granted to them under this Agreement to the Spin-Off for Stand-Alone NROM Products and to extend the rights granted to them under this Agreement for all other products without the prior written consent of SAIFUN provided that: (i) SAIFUN is given notice at least two (2) months prior to the transfer and extension, and (ii) the Spin-Off agrees in writing to be bound by any and all the obligations of AMD and FUJITSU in

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

this Agreement, including the grant of licenses and covenants. This Agreement shall inure to the benefit of and bind the Spin-Off.

          5.02 In the event that AMD and FUJITSU exercise their rights pursuant to Article 5.01, all royalties collectively paid by AMD, FUJITSU and the Spin-Off shall be subject to the annual caps of Article 4.02.

          5.03 AMD and FUJITSU each agree and acknowledge that they shall be jointly and severally liable for the obligations owed to SAIFUN hereunder by the Spin-Off.

          5.04 In the event AMD and FUJITSU exercise their rights under this
Article V, AMD and FUJITSU hereby covenant that they will not sue for infringement of or assert in any way, in or out of a legal proceeding, the AMD Patents and FUJITSU Patents against [***] or any of its corresponding distributors, customers or other third parties for any [***] NROM Product, designed (in whole or part), manufactured by, and sold by or for [***]. Notwithstanding the provisions of this Article 5.04, in the event that [***] undergoes a change of control or asserts any patent against AMD, FUJITSU or the Spin-Off, the covenant granted in this Article 5.04 shall become null and void.

VI.  RELEASE AND DISMISSAL OF THE ACTION

          6.01 AMD and FUJITSU's Past Activities. SAIFUN herby releases and forever discharges AMD and FUITSU, as well as AMD and FUJITSU's past and present parent and subsidiary corporations and/or other legal entities, and AMD and FUJITSU's manufacturers, distributors, customers, licensees, and others from any and all claims demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorney's fees, liabilities and indemnities of any nature, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether known or unknown, which, as of the Effective Date, SAIFUN had, now has, claims to have, or may hereafter have arising out of anything occurring prior to the Effective Date of this Agreement, including, without limitation, any and all claims in the Action. SAIFUN shall withdraw the Action with prejudice within three (3) business days following the first quarterly Lump Sum Payment to SAIFUN by AMD and FUJITSU. In addition, SAIFUN shall not take any action to pursue the Action prior to August 23, 2002, the last possible date that the first quarterly Lump Sum Payment could be due. SAIFUN expressly waives and relinquishes all rights and benefits SAIFUN has or may have had under Section 1542 of the California Civil Code and any similar state or other law. Section 1542 provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          6.02 SAIFUN's Past Activities. AMD and FUJITSU herby release and forever discharge SAIFUN, as well as SAIFUN's past and present parent and subsidiary corporations and/or other legal entities, and SAIFUN's manufacturers, distributors, customers, licensees, and others from any and all claims demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorney's fees, liabilities and

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

indemnities of any nature, whether based on contract, tort, statute or other legal or equitable theory of recover, whether known or unknown, which as of the Effective Date AMD and/or FUJITSU had, now has, claims to have, or may hereafter have arising out of anything occurring prior to the Effective Date of this Agreement. AMD and FUJITSU expressly waive and relinquish all rights and benefits AMD and FUJITSU have or may have had under Section 1542 of the California Civil Code and any state or other law. Section 1542 provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

VII. INVENTORSHIP INVESTIGATION

          7.01 SAIFUN's Responsibility. SAIFUN shall, as it sees fit, provide AMD and/or FUJITSU, as appropriate, with the identification of one or more patents related to SAIFUN Technology that SAIFUN believes requires an amendment to add one or more SAIFUN employees (or former employees) as a named inventor. For each patent so identified, SAIFUN shall also provide an identification of at least one claim SAIFUN believes it invented, and supporting documentation for such assertion, which shall be maintained in confidence in accordance with
Article IX. During the period of ten (10) years from the Effective Date, and no more than once every six (6) calendar months for each of AMD and FUJITSU, SAIFUN shall make such identification within one (1) year of the issue date of each patent except for patents that issued prior to the Effective Date, for which SAIFUN shall make such identification prior to June 30, 2003.

          7.02 AMD's and FUJITSU's Responsibilities. Within sixty (60) days of receiving each patent identification and supporting documentation from SAIFUN, AMD and/or FUJITSU, as appropriate, shall provide SAIFUN with a written response for each individual claim asserted by SAIFUN, either agreeing or disagreeing. For each individual claim that is disagreed to, AMD and/or FUJITSU, as appropriate, shall provide SAIFUN with evidence supporting its claim of ownership, which shall be maintained in confidence in accordance with Article IX.

          7.03 Independent Review. If, after reasonable negotiations lasting no more than thirty (30) days, the parties disagree as to whether the list of inventors for a specific patent should be amended, the parties agree to submit the supporting documentation provided to each other to an independent patent attorney approved by both parties involved in the dispute for a non-binding review and recommendation.

          7.04 Corrective Measures In the event that the parties agree that the inventorship of an identified patent should be amended, AMD and/or FUJITSU, as appropriate, shall have the necessary papers prepared and filed with the United States Patent and Trademark Office (PTO) to amend the inventorship on that patent. In addition, AMD and/or FUJITSU, as appropriate, shall prepare and file with the PTO an assignment that provides SAIFUN with the proper ownership interest. A copy of all such papers, which must be prepared at the cost of AMD or FUJITSU, as appropriate, shall be provided to SAIFUN within ten (10) days after they are filed.

          7.05 Rights Reserved. Nothing in this Agreement shall prevent or preclude SAIFUN from contesting in court anywhere in the world the inventorship of any AMD or FUJITSU patent SAIFUN believes should have included SAIFUN personnel as inventors. Notwithstanding this Article 7.05, the parties agree to carry out the procedures set forth in Article 7.03 prior to exercising any rights under this Article 7.05, unless a patent at issue is involved in litigation, in which case, the parties may, after reasonable negotiations, skip the independent review of Article 7.03. Nothing in this Agreement shall prevent or preclude AMD and/or FUJITSU from contesting in court anywhere in the world the inventorship of any SAIFUN Patents provided that such contest is made within one (1) year of the issue date of each patent except for patents that issued prior to the Effective Date, for which such contest shall be made prior to June 30, 2003. Furthermore, nothing in this Agreement shall be construed as an admission by AMD and/or FUJITSU of inappropriateness of inventorship of their respective patents which may be subject to this Article VII.

          7.06 No other effect. In no event shall any result of the procedure under this Article VII, whether the parties agree or disagree on the inventorship, affect any other terms and conditions of this Agreement nor become a trigger for or result in the termination of this Agreement.

VIII. TERM AND TERMINATION

          8.01 Term. This Agreement shall run for ten (10) years from the Effective Date. At the end of that period, all rights granted under Article II shall be deemed fully paid-up and therefore, remain in full force and effect for the duration of the last to expire patent (licensed under this Agreement) of a party to this Agreement.

          8.02 Dispute Resolution.

          (a) Lump Sum Payments. In the event that all or part of any quarterly payment described in Article 4.01 is not timely paid and SAIFUN has materially complied with its obligations under Article 4.01(a) and Articles 10.01(d), (e) and (i)-(m) with respect to the Purchase Price and Article III with respect to MLC project fees, the following provisions apply:

               (i) SAIFUN may provide written notice to AMD and FUJITSU describing the deficiency;

               (ii) AMD and FUJITSU shall have thirty (30) days from such notice to resolve the deficiency by making the required payment;

               (iii) If the deficiency is not resolved by AMD and FUJITSU prior to the end of the thirty (30) day post-notice period, SAIFUN may bring an enforcement action to force AMD and FUJITSU to make the deficient payment. AMD and FUJITSU each agree that if SAIFUN prevails in such enforcement action, SAIFUN shall be entitled to receive an amount equal to the deficiency in addition to liquidated damages that shall also be equal to the deficiency payment. AMD and FUJITSU each also agree that SAIFUN may amend the amount of requested relief commensurate with any additional non-payment of the Lump Sum Payment that occurs while such enforcement action is pending by providing additional notice, and that such additional non-payment shall also be subject to liquidated damages equal to the amount of the additional non-payment, and AMD and FUJITSU shall pay SAIFUN its attorneys fees. Liquidated damages paid by AMD and FUJITSU shall not be included in the annual cap calculations set forth in Article 4.02;

               (iv) If AMD and FUJITSU prevail in such action based on a failure of SAIFUN to comply with its obligations in connection with the Shares, AMD and FUJITSU shall have the right to specific performance to require SAIFUN to comply with its obligations with respect to the Shares provided that all corresponding payments are made to SAIFUN, and SAIFUN shall pay each of AMD and FUJITSU one-half of their attorneys fees;

                (v) If AMD and FUJITSU prevail in such action based on a failure of SAIFUN to comply with its obligations in connection with the MLC Project, AMD and FUJITSU shall have the right to cease paying on any portion of the $*** remaining unpaid, and SAIFUN shall pay each of AMD and FUJITSU one-half of their attorneys fees. Any payments already made in connection with the MLC Project are non-refundable.

          (b) Royalty Payments. In the event that all or part of any semi-annual royalty payment described in Article 4.02 is not timely paid, the following provisions apply:

               (i) SAIFUN may provide written notice to AMD and FUJITSU describing the deficiency;

               (ii) AMD and FUJITSU shall have thirty (30) days from such notice to resolve the deficiency by making the required payment or to notify SAIFUN that payment is not being made because AMD or FUJITSU believe that no royalty is due because one or more particular products are not AMD/FUJITSU NROM Products ("Disputed Product Scenario");

               (iii) If the deficiency is not resolved by AMD and FUJITSU prior to the end of the thirty (30) day post-notice period or in the case of a Disputed Product Scenario, if after good faith negotiations on whether or not the disputed product is an AMD/FUJITSU NROM Product, a dispute remains and the deficiency is not resolved by AMD and FUJITSU prior to the end of one hundred twenty (120) days after notice was given by SAIFUN, SAIFUN may bring an enforcement action to force AMD and FUJITSU to make the deficient payment. Damages in such an action depend on which party(s) prevails.

                    (1) AMD and FUJITSU each agree that if SAIFUN prevails in such enforcement action, SAIFUN shall be entitled to receive an amount equal to the deficiency in addition to liquidated damages that shall be equal to *** percent (***%) of the deficiency payment. AMD and FUJITSU each also agree that SAIFUN may amend the amount of requested relief commensurate with any additional non-

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

payment of the royalty payment that occurs while such enforcement action is pending by providing additional notice, and that such additional non-payment shall also be subject to liquidated damages equal to *** percent (***%) of the amount of the additional non-payment. In addition, SAIFUN shall be entitled to receive payment for its attorneys fees in connection with such enforcement action. Liquidated damages paid by AMD and FUJITSU shall not be included in the annual cap calculations set forth in Article 4.02.

                    (2) SAIFUN agrees that if AMD and FUJITSU prevail in such enforcement action, AMD and FUJITSU collectively shall be entitled to receive liquidated damages equal to *** percent (***%) of the total deficiency claimed by SAIFUN at the time the enforcement action is resolved. In addition, AMD and FUJITSU shall each be entitled to receive payment for one half (1/2) of their respective attorneys fees in connection with such enforcement action.

          (c) Royalty Reports. In the event that a royalty report described in
Article 4.05 is not provided to SAIFUN when it is due, the following provisions apply:

               (i) SAIFUN may provide written notice to AMD and FUJITSU describing the deficiency;

               (ii) AMD and FUJITSU shall have thirty (30) days from such notice to resolve the deficiency by submitting the required report;

              (iii) If the deficiency is not resolved by AMD and FUJITSU prior to the end of the thirty (30) day post-notice period, SAIFUN may bring an enforcement action to force AMD and FUJITSU to provide the missing royalty report(s). AMD and FUJITSU agree that if SAIFUN prevails in such action, SAIFUN shall be entitled to receive liquidated damages of *** dollars ($***) for each report that is not delivered to SAIFUN in a timely manner, and SAIFUN shall be entitled to receive payment for it attorneys fees in connection with such enforcement action, unless one of AMD or FUJITSU delivers to SAIFUN a royalty report that includes the Net Sales of NROM products for that party, in which case, the reporting party is hereby absolved of all liability in connection with this Article 8.02(c)(iii) and the non-reporting party is liable for the full liquidated damages. Notwithstanding anything else in this Article 8.02(c)(iii), AMD and FUJITSU agree that if Net Sales of AMD/FUJITSU NROM products reports are available for both of them for a given quarter, they are required to provide SAIFUN with a report of Cumulative Net Sales of AMD/FUJITSU NROM Products.

          8.03 Survival. The provisions of Articles I, II, 3.05, 3.06, 5.01, 5.04, VI, VII, IX, X and XI shall survive any termination or expiration of this Agreement, regardless of the reason for termination.

IX.  CONFIDENTIALITY

          9.01 AMD, FUJITSU and SAIFUN each agree that, without the prior written consent of the other parties or unless required by law, it shall not disclose to any third party the terms of this Agreement or any confidential information regarding another

_________________

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

party or the business of another party which has been made available to it as a result of or during the negotiations leading to this Agreement, except that the terms of this Agreement may be disclosed to outside auditors and outside legal counsel, provided that such outside auditors and outside legal counsel, agree to maintain the contents of this Agreement in confidence.

          9.02 Notwithstanding any other provision of this Article IX, if AMD, FUJITSU or SAIFUN is required by statute, rule or regulation, including the rules and regulations of the Securities and Exchange Commission, or under force of process of law to disclose information related to this Agreement, such party shall promptly notify the other party and seek an appropriate protective order to preserve the confidential status of the Agreement. If, in the absence of a protective order or the receipt of a waiver of the confidential status of this Agreement from the other adverse parties, the disclosing party is nonetheless, in the reasonable opinion of counsel, compelled to disclose information related to this Agreement pursuant to a legal proceeding, such party after notice to the other parties, may disclose such information pursuant to such legal proceeding, and shall not be in breach of this Agreement. In addition, the terms of this Agreement may be disclosed by any Party to any Court(s) and to opposing counsel and outside experts in any subsequent legal proceeding to enforce any of the patents licensed hereunder. In such proceedings, the Party disclosing the Agreement shall seek an appropriate protective order to prevent disclosure of the terms of this Agreement to anyone other than the Court, opposing counsel or outside experts, and shall provide the other Parties with a copy of the protective order at least fifteen (15) days prior to the disclosure occurring. Disclosure of the terms of this Agreement in such proceedings shall take place under the terms ordered by the Court.

          9.03 Notwithstanding any other provision of this Article IX, SAIFUN shall have the right to disclose the existence of this Agreement, AMD's and FUJITSU's status as non-exclusive licensees of the SAIFUN Patents, and SAIFUN's status as a non-exclusive licensee of the AMD Patents and the FUJITSU Patents with rights to "have made," to any third party as is reasonably necessary; and AMD and FUJITSU shall have the right to disclose the existence of this Agreement and their status as a non-exclusive licensee of the SAIFUN Patents to customers and potential customers as is reasonably necessary.

          9.04 Notwithstanding any other provision of this Article IX, the parties agree that they will treat the confidential information of each other as they would treat their own confidential information.

X.   WARRANTIES AND DISCLAIMERS

          10.01 SAIFUN Warranties. SAIFUN represents and warrants to each of AMD and FUJITSU that, as of the Effective Date:

          (a) it has full power and authority to enter into this Agreement on behalf of itself and its Subsidiaries;

          (b) it has sufficient right and authority to carry out its own and its Subsidiaries' obligations hereunder;

          (c) it owns all right, title and interest in and to, or has the right to grant sublicenses under, the SAIFUN Patents;

          (d) all corporate actions necessary for entering into this Agreement have been taken;

          (e) the signatories on behalf of it have been duly authorized;

          (f) if SAIFUN ever assigns or transfers any patent that falls within the scope of this Agreement to a third party, that SAIFUN will not make such transfer unless that third party shall be bound by all rights granted hereunder by SAIFUN to AMD and FUJITSU with respect to that patent;

          (g) if the ownership or control of any SAIFUN Subsidiary ever changes such that such entity is no longer a Subsidiary, all rights granted to AMD and FUJITSU by that Subsidiary pursuant to this Agreement shall remain in effect, and all rights obtained by that Subsidiary from AMD and FUJITSU shall expire as soon as the status of Subsidiary is lost pursuant to the definition of Subsidiary set forth in Article 1.01;

          (h) it is not aware of any existing third party trade secret claims and/or copyright claims in connection with information to be transferred from SAIFUN to AMD and/or FUJITSU pursuant to the MLC Project described in Article III, and that SAIFUN shall not transfer any information to AMD and/or FUJITSU that is subject to any such claims it becomes aware of, and that SAIFUN shall indemnify AMD and FUJITSU from any such third party claims should they be made in connection with such transferred information;

          (i) the authorized share capital of SAIFUN, and the rights, preferences and privileges of SAIFUN authorized capital stock, including the Shares, are as set forth in the Articles of Association attached hereto as Appendix D (and as may be amended from time to time); the issued and outstanding capital stock of SAIFUN is as set forth in Appendix E attached hereto. Except
(i) as set forth on Appendix E, (ii) for the conversion privileges of SAIFUN's outstanding Preferred Shares, and (iii) for the preemptive rights set forth in
Section 9 of SAIFUN's Articles of Association (attached hereto as Appendix D), there are not any outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition, directly or indirectly, from SAIFUN of any shares of its capital stock. Except as set forth on Appendix E, SAIFUN has not reserved any shares of its capital stock for issuance to its employees, officers, directors or consultants. As a result of the foregoing, the Shares represent 3.6% of SAIFUN's outstanding capital stock on a Fully Diluted Basis (as defined in the above-referenced Articles of Association) on the Effective Date;

          (j) the Shares, when issued, in accordance with the terms of this Agreement, will be duly and validly issued, and will be free of preemptive rights and any other rights, claims or restrictions, other then restrictions on transfer under applicable securities laws or in the Articles of Association. The Shares, upon payment of the purchase price therefor as provided for in Article 4.01 above, will be fully paid and nonassessable and not subject to call as set forth in Saifun's Articles of Association (attached hereto as Appendix D) or otherwise;

          (k) SAIFUN has obtained all consents, approvals, orders and authorizations of, and shall have made any registrations, qualifications and filings with, all applicable governmental authorities necessary for the issuance and assignment of the Shares as contemplated by this Agreement, except for registration of the Shares with the Registrar of Companies, which application for registration has been filed or will be filed within three (3) business days following the Effective Date;

          (l) the Registration Rights Agreement attached hereto as Appendix F is the sole agreement by which SAIFUN is obligated to register any shares of its capital stock pursuant to the U.S. Securities Act of 1933, as amended, or any similar law.

          (m) All Preferred Shares are currently convertible into Ordinary Shares on a 1-for-1 basis.

          (n) it acknowledges that the warranties set out in Article 10.02 below by AMD are the exclusive representations and warranties granted to SAIFUN, and SAIFUN may not rely on any other or additional representations or warranties made by or on behalf of AMD; and

          (o) it acknowledges that the warranties set out in Article 10.03 below by FUJITSU are the exclusive representations and warranties granted to SAIFUN, and SAIFUN may not rely on any other or additional representations or warranties made by or on behalf of FUJITSU.

          10.02 AMD Warranties. AMD represents and warrants to SAIFUN that, as of the Effective Date:

          (a) it has full power and authority to enter into this Agreement on behalf of itself and its Subsidiaries;

          (b) it has sufficient right and authority to carry out its own and its Subsidiaries' obligations hereunder;

          (c) it owns all right, title and interest in and to, or has the right to grant sublicenses under, the AMD Patents, except for those patents co-owned with FUJITSU, to which AMD warrants that AMD jointly owns all right, title and interest;

          (d) all corporate actions necessary for entering into this Agreement have been taken;

          (e) the signatories on behalf of it have been duly authorized;

          (f) if AMD ever assigns or transfers any patent that falls within the scope of this Agreement to a third party, that AMD will not make such transfer unless that third party shall be bound by all rights granted hereunder by AMD to SAIFUN with respect to that patent;

          (g) if the ownership or control of any AMD Subsidiary (other than the Spin-Off) ever changes such that such entity is no longer a Subsidiary, all rights granted to SAIFUN by that Subsidiary pursuant to this Agreement shall remain in effect, and all rights obtained by that Subsidiary from SAIFUN shall expire as soon as the status of Subsidiary is lost pursuant to the definition of Subsidiary set forth in Article 1.01;

          (h) it is not aware of any existing third party trade secret claims and/or copyright claims in connection with information that may be transferred from AMD to SAIFUN pursuant to the MLC Project described in Article III, and that AMD shall not transfer any information to SAIFUN that is subject to any such claims it becomes aware of, and that AMD shall indemnify SAIFUN from any such third party claims should they be made in connection with such transferred information;

          (i) it has been so informed by SAIFUN and therefore must assume that it has received from SAIFUN all material information and materials requested by it pursuant to Article 4.01(a). AMD has received an opportunity to ask questions of, and receive answers from, SAIFUN concerning the terms and conditions of its Equity in SAIFUN. AMD has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in SAIFUN. AMD acknowledges that this Agreement and the issuance of shares hereunder do not constitute a promise or guaranty by SAIFUN or its shareholders or directors as to the financial or commercial success of SAIFUN or the future value of its shares;

          (j) it acknowledges that the offer and sale of the Shares have not been registered under United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or under the Israeli Securities Act of 1968, as amended, or the rules and regulations promulgated thereunder, or under any equivalent securities act, rules or regulations in a jurisdiction other than Israel or the USA;

          (k) it confirms that: (a) all the Shares will be acquired for its own account and not on behalf of any other entity in a manner which would violate, or cause the violation of, any Securities Act; and (b) all of the Shares will be acquired solely for investment purposes; and

          (l) it acknowledges that the warranties set out in Article 10.01 above by SAIFUN are the exclusive representations and warranties granted to AMD, and AMD may not rely on any other or additional representations or warranties made by or on behalf of SAIFUN.

          10.03 FUJITSU Warranties. FUJITSU represents and warrants to SAIFUN that, as of the Effective Date:

          (a) it has full power and authority to enter into this Agreement on behalf of itself and its Subsidiaries, including, without limitation, FUJITSU EDG;

          (b) it has sufficient right and authority to carry out its own and its Subsidiaries' obligations hereunder, including those of FUJITSU EDG;

          (c) it owns all right, title and interest in and to, or has the right to grant sublicenses under, the FUJITSU Patents, except for those patents co-owned with AMD, to which FUJITSU warrants that FUJITSU (or FUJITSU EDG) jointly owns all right, title and interest, and that FUJITSU EDG has control of, including the right to grant sublicenses under, all of the FUJITSU Patents and/or FUJITSU EDG Patents that could be asserted against SAIFUN NROM Products;

          (d) all corporate actions necessary for entering into this Agreement have been taken;

          (e) the signatories on behalf of it have been duly authorized;

          (f) if FUJITSU or FUJITSU EDG ever assigns or transfers any patent that falls within the scope of this Agreement to a third party, that FUJITSU or FUJITSU EDG will not make such transfer unless that third party shall be bound by all rights granted hereunder by FUJITSU and FUJITSU EDG to SAIFUN with respect to that patent;

          (g) if the ownership or control of any FUJITSU Subsidiary, including FUJITSU EDG, (other than the Spin-Off) ever changes such that such entity is no longer a Subsidiary, all rights granted to SAIFUN by that Subsidiary pursuant to this Agreement shall remain in effect, and all rights obtained by that Subsidiary from SAIFUN shall expire as soon as the status of Subsidiary is lost pursuant to the definition of Subsidiary set forth in Article 1.01;

          (h) it is not aware of any existing third party trade secret claims and/or copyright claims in connection with information that may be transferred from FUJITSU to SAIFUN pursuant to the MLC Project described in Article III, and that FUJITSU shall not transfer any information to SAIFUN that is subject to any such claims it becomes aware of, and that FUJITSU shall indemnify SAIFUN from any such third party claims should they be made in connection with such transferred information.;

          (i) it has been so informed by SAIFUN and therefore must assume that it has received from SAIFUN all material information and materials requested by it pursuant to Article 4.01(a). FUJITSU has received an opportunity to ask questions of, and receive answers from, SAIFUN concerning the terms and conditions of its Equity in SAIFUN. FUJITSU has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in SAIFUN. FUJITSU acknowledges that this Agreement and the issuance of shares hereunder do not constitute a promise or guaranty by SAIFUN or its shareholders or directors as to the financial or commercial success of SAIFUN or the future value of its shares;

          (j) it acknowledges that the offer and sale of the Shares have not been registered under United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or under the Israeli Securities Act of 1968, as amended, or the rules and regulations promulgated thereunder, or under any equivalent securities act, rules or regulations in a jurisdiction other than Israel or the USA;

          (k) it confirms that: (a) all the Shares will be acquired for its own account and not on behalf of any other entity in a manner which would violate, or cause the violation of, any Securities Act; and (b) all of the Shares will be acquired solely for investment purposes; and

          (l) it acknowledges that the warranties set out in Article 10.01 above by SAIFUN are the exclusive representations and warranties granted to FUJITSU, and FUJITSU may not rely on any other or additional representations or warranties made by or on behalf of SAIFUN.

          10.04 No Implied Warranties. Each party hereby disclaims any implied warranties with respect to the test wafers or other Deliverables in connection with Article III above including, without limitation, the warranties of merchantability or fitness for a particular purpose.

          10.05 Miscellaneous. Without limiting the foregoing, nothing contained in this Agreement shall be construed as:

          (a) a warranty or representation by any of the Parties to this Agreement as to the validity, enforceability or scope of a Patent licensed herein under;

          (b) except as expressly warranted or represented, a warranty or representation that any manufacture, sale, lease, use or other disposition of products licensed hereunder will be free from infringement of any patent or other intellectual property rights of any third party;

          (c) an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

          (d) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right under any Patent, copyright, mask work, trade secret, trademark other intellectual property right except the licenses and rights expressly granted hereunder; or

          (e) an obligation to furnish any technical information or know-how not explicitly provided for in this Agreement.

          10.06 Limitation on Liability. Under no circumstances shall any party be liable to any other party under contract, strict liability, tort (including, without limitation, negligence), or other legal or equitable theory, for any indirect, incidental or consequential damages or lost profits in connection with the subject matter of this Agreement, even if such party has been advised of the possibility of such damages.

XI.  GENERAL

          11.01 Force Majeure. No Party shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its reasonable control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this Agreement. In any such event, performance shall take place as soon thereafter as is reasonably feasible.

          11.02 Assignment. No Party shall assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties; provided however, that a Party hereto may assign this Agreement and its respective rights and obligations hereunder, to a successor or assignee to substantially all of the assets of the business that relates to this Agreement in connection with any merger, consolidation, reorganization or restructuring, or the sale of substantially all of its assets, as long the successor or assignee of this Agreement agrees in writing to be bound by this Agreement. This Agreement shall inure to the benefit of and bind any successors or permitted assigns of each Party.

          11.03 Announcement of Relations. AMD, FUJITSU and SAIFUN shall make a mutual press announcement, for release within five (5) business days of the last execution date of this Agreement, which is attached hereto as Appendix C.

          11.04 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as any party may substitute by written notice to the others in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date when hand delivered or transmitted by facsimile, five (5) working days after being sent by express mail or nationally-recognized private express courier, and ten (10) working days after being sent by registered or certified mail.

If to AMD:                     If to FUJITSU:
Advanced Micro Devices, Inc.   Fujitsu Limited
One AMD Place                  Akiruno Technology Center
Sunnyvale, California 94088    50 Fuchigami, Akiruno
Attention: General Counsel     Tokyo, 197-0833, Japan
Phone: (408) 749-2202          Attention: Technology Development & IP Div
Fax: (408) 774-7399            General Manager
                               Phone: 81-42-532-1375
                               Fax: 81-42-532-2405

If to SAIFUN:
Saifun Semiconductors Limited
Elrod Building
45 Hamelach Street
Sappir Industrial Park
Netanya 42505, Israel
Attention: Kobi Rozengarten - COO
Phone: 972-9-8928444
Fax: 972-9-8928445

          11.05 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural law of the State of New York, without giving effect to the conflict of laws principles thereof. Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York with respect to any claim arising out of this Agreement, and agrees that any and all actions relating to this Agreement or the patents defined in Article 1.01 will be brought in New York.

          11.06 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof, except that any and all confidentiality obligations previously made between the parties in writing shall survive and not be superseded by this Agreement. Accordingly, the parties expressly agree that this Agreement supersedes each of the agreements set forth in Appendix A, which are hereby terminated. Moreover, this Agreement may be amended supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto, which specifically refers to this Agreement.

          11.07 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and be interpreted so as best to reasonably effect the intention of the Parties.

          11.08 Agency. The relationship of the parties under this Agreement is that of independent contractors. No party shall be deemed to be the agent of the other, and no party is authorized to take any action binding upon any other party.

          11.09 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both together will constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

          11.10 Two-Party Agreement. In the event that this Agreement is only executed by AMD and SAIFUN, the following apply:

          (a) FUJITSU, including any and all FUJITSU Subsidiaries (and specifically including Fujitsu AMD Semiconductor Limited "FASL"), do not obtain any rights under this Agreement to the SAIFUN Patents or SAIFUN Technology, and are not released in any way from any obligations and/or liabilities to SAIFUN;

          (b) AMD shall not be liable in any way for any of FUJITSU's liabilities or obligations owed to SAIFUN (e.g., the statement in Article 4.04 above that "AMD and FUJITSU shall be jointly and severally liable for the royalties owed to SAIFUN" shall not apply);

          (c) SAIFUN agrees that AMD's "have-made" rights permit AMD to have FASL make products for AMD under this Agreement, but that such "have made" rights do not extend to AMD/FUJITSU NROM Products made for FUJITSU to be sold by FUJITSU as a semiconductor product end product;

          (d) AMD shall only be obligated to provide a Net Sales Report for and pay royalties on AMD sales (and not Cumulative Net Sales );

          (e) All financial obligations and caps previously allocated to AMD and FUJISTU jointly shall be allocated solely to AMD at one-half (1/2) the value indicated herein, except that the royalty rate shall remain at one and one-quarter percent (1 1/4%);

          (f) SAIFUN shall be responsible solely to AMD for all obligations hereunder;

          (g) SAIFUN shall be liable to AMD for full payment of attorneys fees should the provisions of Articles 8.02(a)(iv), 8.02(a)(v), or 8.02(b)(iii)(2), apply;

          (g) AMD shall still have Spin-Off rights and obligations as set forth in Article V, except that in the event the Spin-Off acquires the Stand-Alone NROM Products business of FUJITSU, AMD and the Spin-Off, collectively, shall be obligated to pay SAIFUN fifteen million U.S. dollars ($15,000,000), which shall be paid in five (5) quarterly payments of $3,000,000 following the inclusion of FUJITSU's Stand-Alone Products business, and that the caps of Article 4.02 shall be set at a value of twice the two-party agreement value;

          (h) The press release attached hereto as Appendix C shall be modified so that all reference to FUJITSU is removed; and

          (i) The provisions of this Article 11.10 shall only take effect after SAIFUN provides written notice to AMD that it is invoking the Article, such notice not to be provided before thirty (30) days after the Effective Date. In the event that the provisions of this Article 11.10 take effect, AMD and SAIFUN shall amend this Agreement in accordance with the provisions of this Article
11.10 and to delete references to FUJITSU, as appropriate.

          IN WITNESS WHEREOF, SAIFUN, AMD and FUJITSU have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SAIFUN SEMICONDUCTORS LTD.              ADVANCED MICRO DEVICES, INC.


/s/ Boaz Eitan                          /s/ Harry Wolin
-------------------------------------   ----------------------------------------
Name: Dr. Boaz Eitan                    Name: Harry Wolin
Title: President & CEO                  Title: Vice President
Date: July 12, 2002                     Date: July 16, 2002


                                        FUJITSU LIMITED


                                        /s/ Masamichi Ogura
                                        ----------------------------------------
                                        Name: Masamichi Ogura
                                        Title: Corporate Senior Vice Presidnet
                                        Date: July 22, 2002

                                   APPENDIX A

                      Prior Agreements Between The Parties

Date                Title                                Parties
----                -----                                -------
June 1, 1998        Confidential Disclosure Agreement    Saifun & Fujitsu

August 14, 1998     Non-Disclosure Agreement             Saifun & AMD

November 19, 1998   Wafer Evaluation Agreement           Saifun & AMD

February 5, 1999    Memorandum of Understanding          Saifun, AMD & Fujitsu

March 29, 1999      Patent Application Confidentiality   Saifun, AMD & Fujitsu
                    Agreement

                                   APPENDIX B

                           MLC PROJECT PROJECTED GOALS

Time Period
-----------
Q1-Q2         [***]

Q2-Q3         [***]

Q4-Q5         [***]

Q5-Q6         [***]

Q6-Q7         [***]

Q7-Q8         [***]

              SAIFUN shall make a good faith effort to accomplish these projected goals within the time period of the MLC Project, however, nothing in this Agreement or this Appendix B shall be construed as an obligation that SAIFUN must meet.

          Each of the quarters referred to by QX above is based on starting from the Effective Date of this Agreement.

----------------------

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

                                   APPENDIX C

                                  PRESS RELEASE

AMD, FUJITSU AND SAIFUN SEMICONDUCTORS, LTD. ANNOUNCE COLLABORATION

            - COMPANIES ANNOUNCE PATENT CROSS-LICENSE AND SETTLE ALL
                              PENDING LITIGATION -

      - THREE COMPANIES TO COLLABORATE ON COMMERCIALIZING INDUSTRY-LEADING
                               FLASH TECHNOLOGY -

Sunnyvale, California-July 1, 2002-AMD, Fujitsu and Saifun Semiconductors, Ltd. today announced a comprehensive collaboration under which the three companies have agreed to cross-license patents and technology, settle all pending litigation and collaborate in the development of future generations of non-volatile memory (NVM) technology. As part of the collaboration, AMD and Fujitsu will also take an equity stake in Saifun.

"By combining our long-standing expertise in Flash memory with Saifun's capabilities and intellectual property we will focus on developing the industry's most cost-effective storage solutions," said Dr. Bertrand Cambou, Group Vice President of AMD's Memory Group. "AMD and Fujitsu, will now be able to not only license Saifun's NROM technology but also leverage its world class engineering resources."

Dr. Masao Taguchi, General Manager of Fujitsu's System Memory Division added that " The combination of Fujitsu's and AMD's leading edge non-volatile memory technology and Saifun's innovative NROM technologies will cement the companies position as market leaders in non-volatile memory."

"Saifun is excited to collaborate with AMD and Fujitsu, two innovative companies that have revolutionized the Flash memory business. Together, we will be able to leverage our respective strengths to create ultra-high density Flash with the world's leading cost-structure based on Saifun's NROM technology. The recognition of our technology and intellectual property by these industry leaders validates Saifun as a leader in non-volatile memory technology" stated Dr. Boaz Eitan, President and CEO of Saifun Semiconductors, Ltd.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan and Asia.

AMD, a Fortune 500 and Standard & Poor's 500 company, produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $3.9 billion in 2001. (NYSE: AMD).

About Fujitsu

Fujitsu is a leading provider of customer-focused IT and communications solutions for the global marketplace. Pace-setting technologies, high-reliability/performance computing and telecommunications platforms, and a worldwide corps of systems and services experts make Fujitsu uniquely positioned to unleash the infinite possibilities of the broadband Internet to help its customers succeed. Headquartered in Tokyo, Fujitsu Limited (TSE:6702) reported consolidated revenues of 5 trillion yen (about US$38 billion) for the fiscal year ended March 31, 2002. For more information, please see:http://www.fujitsu.com/

About Saifun

     Saifun Semiconductors Ltd. has developed a leading-edge NVM technology named Saifun NROM Technology. The technology places two physical bits per memory cell, enabling production of the most cost-effective, high performance NVM products in the market. The Saifun NROM utilizes one concept, suitable for all NVM applications (Code Flash, Data Storage Flash, EEPROM and Embedded NVM). Saifun was founded in 1998 by Dr. Boaz Eitan. For more information, please see: http://www.saifun.com

                                   APPENDIX D

                            THE COMPANIES ACT - 1999

                           A COMPANY LIMITED BY SHARES

                             ARTICLES OF ASSOCIATION

                                       OF

                           SAIFUN SEMICONDUCTORS LTD.

PRELIMINARY

1. The regulations contained in the Second Supplement to the Companies Ordinance shall not apply to this Company.

2. In these Articles, unless the context otherwise requires, the terms below shall have the following meaning attached to them:

     2.1. AGREEMENT A means the Share Purchase and Shareholders Agreement by and between the Company, the Founder and the investors listed in Schedule A to these Articles.

     2.2. AGREEMENT B means The Share Purchase Agreement by and between the Company and the investors listed on Schedule B to these Articles.

     2.3. AS CONVERTED BASIS means as if all classes of shares of the Company have been converted into Ordinary Shares.

     2.4. THE COMPANY means the Company whose name is set forth above.

     2.5. THE COMPANIES ACT means the Israeli Companies Act 1999, as may be amended from time to time.

     2.6. FOUNDER means Dr. Boaz Eitan.

     2.7. FULLY DILUTED BASIS means as if all outstanding options and warrants and convertible instruments or any other similar rights, agreements or commitments and all other similar rights of any Person to receive shares in the Company have been exercised in full, all ungranted options under the

          ESOP deemed granted and exercised; and after conversion of all shareholders' loans to equity (to the extent there are any such loans).

     2.8. INTERESTED PARTY means any "Interested party" as such term is defined in the Israeli Securities Law of 1968 (the "SECURITIES LAW") and any officer or director of the Company or any Person owning shares of the Company (excluding employees solely under stock option or share purchase plans) or any member of the family or affiliate of such officer, director or shareholder, Person controlled by it or Person controlling it or Person under common control with it.

     2.9. IPO means an initial public offering of the Company's securities.

     2.10. THE OFFICE means the registered office of the Company, as may be form time to time.

     2.11. OFFICER shall be taken to include any Director, General Manager, Managing Director, Assistant Managing Director, Assistant General Manager, any person actually holding such powers in the Company regardless of their title, and any other functionary in the Company, regardless of his formal title, as long as he is defined in the Act as an officer of the Company.

     2.12. ORDINARY SHARES means the Ordinary Shares of the Company, NIS 0.01 par value each.

     2.13. PERSON means an individual, corporation, partnership, joint venture, trust or unincorporated organization.

     2.14. PREFERRED A SHARES means the Class A Preferred Shares of the Company, NIS 0.01 par value each.

     2.15. PREFERRED B SHARES means the Class B Preferred Shares of the Company, NIS 0.01 par value each.

     2.16. PREFERRED SHARES means the Class A Preferred Shares and the Class B Preferred Shares of the Company.

     2.17. THE REGISTER means the register of shareholders to be kept in accordance with Section 127 of the Companies Act, or, if the Company shall have any branch register(s) - any such branch register(s) as the case may be.

     2.18. SHAREHOLDERS means Preferred A shareholders, Preferred B shareholders and Ordinary shareholders.

     2.19. SPECIAL RESOLUTION means a vote approved by 75% of the voting Shareholders, where a legal quorum is present.

     2.20. STRATEGIC INVESTOR means any business entity, which adds to the prospects of the Company a material value beyond the purchase price of its shares.,

     2.21. TOWER means Tower Semiconductor Ltd.

     2.22. TOWER AGREEMENT means the Agreement between the Company and Tower dated October 9, 1997.

     2.23. ORIGINAL ISSUE PRICE means the price actually paid by each respective shareholder for each Preferred Share of the Company held by such shareholder.

     2.24. MAJOR SHAREHOLDERS means (i) thirty four (34) Shareholders with the highest percentage of shareholding in the Company, excluding Shareholders falling within Section 15A (b)(1), (2) and (3) of the Securities Law; and (ii) any Shareholders falling within Section 15A
          (b)(1), (2) and (3) of the Securities Law; but excluding in any event holders of Ordinary shares holding less than 1% of the Company's issued and outstanding share capital.

     2.25.

     Words and expressions defined in the Memorandum of Association of the Company shall have the meanings therein defined.

     Subject to the provisions of this Article 2, in these Articles, unless the context otherwise requires, expressions defined in the Companies Act, or any modifications or amendments thereof in force at the date at which these Articles become binding upon the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include females, and words importing persons shall include bodies corporate.

SHARE CAPITAL

3.   [Intentionally Omitted]

4. The share capital of the Company is NIS 400,000 (four hundred thousand New Israeli Shekels) divided into 33,600,000 Ordinary Shares par value NIS 0.01 each, 4,000,000 Preferred A Shares of NIS 0.01 par value each and 2,400,000 Preferred B Shares of NIS 0.01 par value each.

5. The rights and privileges attached to the shares of the Company are as follows:

     5.1. The Ordinary Shares of the Company shall have the following rights:

          (a)  To receive notices of meetings;

          (b) To attend the Company's general meeting and vote thereat, either in person or by a proxy;

          (c) To receive dividends, subject to the terms and conditions of Article 5.2.3 herein;

          (d) To participate in the residue of the Company's assets remaining after liquidation, winding up or Deemed Liquidation, subject to the terms and conditions of Article 5.2.1 herein.

     5.2. The Company covenants that the Preferred Shareholders shall have the following rights and privileges:

          (a) Liquidation Preference. (A) In the event of (i) any dissolution or liquidation of the Company; (ii) any bankruptcy, insolvency or creditors' arrangement proceeding, under any companies, bankruptcy or insolvency or similar law, whether voluntary or involuntary, is commenced by or against the Company; or (iii) a receiver, a liquidator or a trustee in a creditors' arrangement has been appointed to Company's assets; or (B) unless otherwise agreed by the holders of at least two thirds (2/3) of the Preferred Shares, upon any event of sale of all or substantially all of the assets or shares of the Company or a merger or acquisition of the Company pursuant to which the shareholders of the Company will not be the majority shareholders of the surviving entity (a "DEEMED LIQUIDATION EVENT"), any assets of the Company available for distribution (including securities or any other assets received by the Company or its shareholders in such Deemed Liquidation Event) ("DISTRIBUTABLE ASSETS") shall be distributed pursuant to the following order of preference:

          (b) The holders of the Preferred B Shares shall be entitled to receive, prior to and in preference to any payments to any of the holders of any other classes of shares including Ordinary Shares and Preferred A Shares, an amount in US Dollars per Preferred B Share calculated as follows (the "PREFERRED B LIQUIDATION AMOUNT"): (A) if the value of the Distributable Assets ("COMPANY VALUE") is less than US $500 million, then each holder of the Preferred B Shares shall be entitled to receive at its discretion, for each Preferred B Share, prior to and in preference to payments to all other shareholders, an amount equal to either: (i) the Original Issue Price (adjusted for any event of share combination or subdivision, issuance of bonus shares, stock splits or any other recapitalization of the Company's shares (a "RECAPITALIZATION EVENT") plus of 28% (twenty eight percent) or (ii) its pro rata share among all shareholders of the Company (B) if the Company Value is between US$500 million and US$750 million, each holder of the Preferred B Shares shall be entitled to receive for each Preferred B Share, prior to and in preference to payments to the holders of Preferred A Shares and Ordinary Shares, an amount equal to 128% (one hundred twenty eight percent) of the amount reflecting its proportionate holding in the Company (for example, assuming the holders of the Preferred B Shares hold 10% of the share capital of the Company and the Company Value is US$500 million, they will be entitled to receive US$64 million); (C) if the Company Value exceeds US$750 million, each holder of the Preferred B Shares shall be entitled to receive, prior to and in preference to payments to the holders of Preferred A Shares and Ordinary Shares, an amount reflecting its proportionate holding in the Company but in any event not less than the maximum amount to which it is entitled under sub-clause
               (B) above, i.e not more than US$96 million.


               (i) If after payment of the Preferred B Liquidation Amount is paid in full to the holders of Preferred B Shares there remain any Distributable Assets, they shall be distributed to the holders of Preferred A Shares as follows (the "PREFERRED A LIQUIDATION AMOUNT"): (A) If by the time of the Deemed Liquidation Event the holders of Preferred A Shares have not exercised the options granted to them under the agreement dated March 24 1998 ("Options"), the following will apply: (i) if the value of the Distributable Assets is less than US$ 50 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the lower of US$6 million or all of the remaining Distributable Assets. (ii) if the value of the Distributable Assets is between US$50 million and US$100 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be 12% of the remaining Distributable Assets, or (B ) If by the time of the Deemed Liquidation Event, the holders of Preferred A Shares have exercised the Options, the following will apply: (i) if the value of the Distributable Assets is less than US$50 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the lower of US$9 million or all of the remaining Distributable Assets; (ii) if the value of the Distributable Assets is between US$50 million and US$100 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the combination of US$3 million plus 12% of all the remaining Distributable Assets

               (ii) Any remaining Distributable Assets or securities shall be distributed pro-rata to the holders of Ordinary Shares of the Company to the exclusion of the holders of Preferred A Shares and Preferred B Shares.

              (iii) Notwithstanding the provisions of sub-Article 5.2.1.3 above, the Preferred A Shareholders may elect (by decision of majority f the Preferred A Shareholders) to forgo the provisions of sub-Article 5.2.1.2 above, and in such case all of the remaining Distributable Assets of the Company then available for distribution shall be distributed pro-rata among the holders of the Preferred A Shareholders and Ordinary Shares, in proportion to their respective shareholdings in the Company on an as-converted basis to the exclusion of the holders of Preferred B Shares.

          (c) Voting Rights. The holders of the Preferred Shares shall be entitled to vote in all shareholders meetings, and each of them shall have votes in the number of Ordinary Shares into which such Preferred Shares held by it could then be converted, calculated on an As Converted basis.

          (d) Dividend Participation. In the event that any dividends or other distributions, whether in cash or in securities or other assets, shall be declared or distributed by the Company, each holder of the Preferred B Shares shall be entitled to receive for each Preferred B Share, prior to and in preference to distributions to any of the other Shareholders, an amount equal to the amount to which such Preferred B Shares holder is entitled pursuant to the provisions of Section 5.2.1 above. Subject to such preference, the holders of Preferred A Shares shall be entitled to participate in any such distribution pro-rata on an as converted basis.

          (e) The holders of the Preferred Shares shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               (i)  Right to Convert

          (f) (a) Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price at the time in effect for such share. The initial Conversion Price per Preferred Share shall be the Original Issue Price for such share. The Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in Sections 5.2.4.3 - 5.2.4.6, as applicable.

          (g) (b) Each Preferred Share shall automatically be converted into fully paid and non-assessable Ordinary Shares: (i) at any time, by the vote of the holders of majority holders of that same certain class of Preferred Shares, as applicable; or (ii) automatically upon an IPO or a merger or acquisition of the Company pursuant to which the shareholders of the Company will not be the majority shareholders of such new entity.

               (i)  Mechanics of Conversion

          (h) Upon conversion by any holder of Preferred Shares of the same into Ordinary Shares the holder shall surrender the certificate or certificates thereof at the office of the Company and shall give written notice to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

               (i)  Conversion Price Adjustments of Preferred B Shares.

                    (1) The Conversion Price of each Preferred B Share shall be subject, from time to time, to the following Anti Dilution adjustment: Until the earlier of (i) 24 months after the Closing of Agreement B or (ii) IPO, upon each issuance by the Company of any Additional Shares (as defined below), after the date upon which any of the Preferred B Shares were first issued (the first issuance date is referred to as the "Purchase Date"), without consideration or for a consideration per share less than the Conversion Price for the Preferred B Shares in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for the Preferred B Shares in effect immediately prior to each such issuance shall be reduced to a price determined on a "weighted average" basis, as set forth in EXHIBIT A hereto.

                    (2) In the case of the issuance of options to purchase or rights to subscribe for Additional Shares, or securities by their terms convertible into or exchangeable for Additional Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, "Options"), the aggregate maximum number of Additional Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of the actual issuance of the shares deliverable upon exercise, conversion or exchange, as the case may be, of such Options at a consideration equal to the consideration, if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti dilution adjustments) for the Additional Shares covered thereby.

                    (3) "Additional Shares" shall mean shares of any class issued (or deemed to have been issued pursuant to Article 5.2.4.3.2.) by the Company after the Purchase Date other than shares issued: (i) to employees, consultants and directors (excluding the Founder) in the framework of the ESOP approved by the Board; (ii) issuances of shares constituting up to 10% of the issued and outstanding share capital of the Company to a strategic investor (which means any business entity, which adds to the prospects of the Company a material value beyond the purchase price of its shares, which, has entered or simultaneously with the investment in the Company enters into a commercial agreement with the Company, which agreement is deemed by the Board as materially contributing to the Company's research & development, marketing, distribution or sales); (iii) in exchange for the acquisition of another entity, line of business or technology; or (vi) a Recapitalization Event of the Company's shares capital.

               (ii) Conversion Price Adjustments of Preferred Shares. Without
                    derogating from any of the aforesaid, the Conversion Price of each Preferred Share shall be subject, from time to time, to the following adjustment:

                    (1) In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be an integral part of the consideration paid and shall be deemed to be the fair value thereof.

                    (2) If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, or shall be proportionately increased in the case of combination of shares.

                    (3) If the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as "Ordinary Share Equivalents"), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction,
                         (a) the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents being determined from time to time in the manner provided for deemed issuance in Article 5.2.4.3.2.) immediately prior to such dividend, and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

                    (4) No adjustments of the Conversion Price for the Preferred Shares shall be made in an amount less than one cent per share.

                    (5) No adjustment of the Conversion Price shall be made pursuant to Article 5.2.4.3 if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (iii) Other Distributions

          (i) In the event the Company shall declare a distribution payable in securities of other Persons, evidence of indebtedness issued by the Company or other Persons, assets (including cash dividends) or options or rights then, in each such case for the purpose of this Article 5.2.4.5., the holders of the Preferred Shares shall be entitled to receive such distribution in respect of their holdings, on an As Converted Basis as of the record date for such distribution.

               (i)  Recapitalization

          (j) If at any time or from time to time there shall be a Recapitalization of the Ordinary Shares, provision shall be made so that the holders of the Preferred

               Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such Recapitalization. In any such event all Conversion Rights shall be adjusted as applicable.

               (i)  No Impairment

          (k) The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5.2.4. and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

               (i)  No Fractional Shares and Certificates as to Adjustments

          (l) (a) No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

          (m) (b) Upon the occurrence of each adjustment of the Conversion Price of Preferred Shares pursuant to this Article 5.2.4, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

               (i)  Reservation of Shares Issuable Upon Conversion

          (n) The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.

SHARES

6. Subject to Article 106 herein, the Company may issue shares with such preferred or deferred rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, all such rights to be determined by the Company from time to time by special resolution.

7. Subject to Article 106 herein, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be modified, abrogated or otherwise dealt with by the Company, with the consent in writing of the holder(s) of three-fourths (3/4) of the issued shares of that class.

8. The provisions of these Articles relating to General Meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every separate General Meeting referred to in Article 7; The provision of Articles 64 and 66 below with regard to quorums at General Meetings shall apply as well to such separate General Meetings.

9. The shares of the Company shall be under the control of the Board of Directors, who may allot them or otherwise dispose of them to such persons, on such terms and conditions, and either at a premium or at par, or subject to the provisions of the Companies Law, at a discount and at such times as the Board of Directors may deem fit, and with full power to give to any person the call of any shares either at par or at a premium or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit, provided, however, that unless otherwise agreed by the Board of Directors of the Company:

     9.1. Prior to an IPO, prior to issuance of any shares by the Company, except as provided below, the Company shall offer to the Major Shareholders to participate in such issue, and each Major Shareholder shall be granted the preemptive right to purchase a number of shares from the new issue - on equal terms of allotment - so as to maintain its percentage shareholding in the Company, always provided that such shareholder is not in default of payment due from it in respect of the shares held by it.

     9.2. The above preemptive right shall not apply in case of issuance of shares to: (i) employees, consultants and directors (excluding the Founder) in the framework of an incentive stock option plan, and (ii) a Strategic Investor.

     9.3. The details of every new offer of shares shall be delivered to all of the Major Shareholders ("Offerees"), which are entitled to receive an offer in accordance with Article 9.1. above ("Issuance Notice"). Each of the Offerees shall notify the Company within 14 days of receipt of the Issuance Notice, whether it/he wishes to purchase the shares to which it is entitled and whether it/he wishes to participate in the purchase of the surplus shares that are not taken by a party entitled to them and who did not deliver to the Company a notice of his desire to purchase them.

10. If by the conditions of allotment of any share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the registered holder of the share for the time being or from time to time or by his administrators.

11.  [Intentionally Reserved]

12. Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a Court of competent jurisdiction, or as by statute required, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person.

SHARE CERTIFICATES

13. The certificates of title to shares shall be issued under the seal of the Company if the same exists and shall bear the signatures of two Directors, or of any other person or persons authorized by the Board of Directors.

14. Every shareholder shall be entitled to one certificate for all the shares of each class registered in his name, and if the Board of Directors so approves (upon payment of the amount which may from time to time be fixed by the Board of Directors), to several certificates, each for one or more of such shares. Every certificate of shares shall specify the denoting numbers of the shares in respect of which it is issued and may also state the amount paid-up thereon.

15. The certificate of shares registered in the names of two or more persons shall be delivered to the person first named on the Register in respect of such co-ownership.

16. If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms as to evidence such lost or destruction, as the Board of Directors may reasonably think fit.

CALLS

17. The Board of Directors may from time to time make such calls as it deems fit upon the shareholders in respect of all moneys unpaid on the shares held by them respectively, and not by the conditions of allotment thereof made payable at fixed times, and each shareholder shall pay the amount of every call so made to him to the persons and at the time and place appointed by the Board of Directors.

18. A call may be made payable by installments and/or under other terms, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such call was passed.

19. Seven days' notice of any call shall be given, specifying the time and place of payment, and to whom such call shall be paid, provided that before the time for payment of such call the Board of Directors may, by notice in writing to the shareholders, revoke the same or extend the time for payment thereof.

20. If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by installments at fixed times, whether on account of the amount of the share or by way of premium, every such amount or installment shall be payable as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

21. Joint holders of a share shall be jointly and severally liable to pay all calls in respect of such share.

22. If the amount of any call or installment is not paid on or before the due date for payment thereof, then the person who is for the time being the owner of the share on which the call was made or the installment became due shall pay interest on the said amount at the maximum rate permissible under the law for the time being, or at such lesser rate as may be fixed by the Board of Directors from time to time and linkage differentials to a foreign currency or other index, as determined by the Board of Directors, all as from the date of payment until the sum is actually paid. The Board of Directors shall, however, be at liberty to waive the payment of interest and/or linkage, wholly or in part.

23. If the Board of Directors thinks fit, it may receive from any shareholder willing to advance the same, any amounts due on account of all or any of his shares which have not yet been called or in respect of which the date of payment has not yet fallen due, and, unless otherwise agreed with such shareholder, the Board of Directors may pay him interest on all or any of the amounts so advanced, up to the date when same would, if not paid in advance, have fallen due at such rate of interest as may be agreed upon between the Board of Directors and such shareholder, and the Board of Directors may at any time repay any amount so advanced by giving such shareholder a three months' prior notice in writing.

FORFEITURE AND LIEN

24. If any shareholder fails to pay any call or installment or any other payment towards the Company in respect of shareholders' loan or other financing provided by the shareholders on or before the day appointed for payment of the same, the Board of Directors may at any time thereafter, as long as the said call or installment or payment remains unpaid, serve a notice on such shareholder requiring him to pay the same, together with any interest and Linkage differentials as aforesaid that may have accrued and all expenses that may have been incurred by reason of such non-payment.

25. The notice shall name a day (not being less than seven days from the date of the notice) and a place or places on and at which such call or installment and such interest, said linkage differentials and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or installment is payable as well as the shares held by the shareholder at that time or thereafter will be liable to be forfeited.

26. If the requisitions of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may, at any time thereafter, before payment of all calls or installments, interest, said linkage differentials and expenses, due in respect thereof, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

27. Any share so forfeited shall be the property of the Company, and the Board of Directors may, subject to the provisions hereof, sell, reallot and otherwise dispose of the same as it may deem fit.

28. Any shareholder whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, installments, interest and expenses owing upon or in respect of such shares at the time of forfeiture, together with interest and said linkage differentials thereon from the time of forfeiture until payment, at the maximum rate of interest permissible under the law for the time being, and the Board of Directors may enforce the payment of such moneys, or any part thereof, if it so thinks fit, but shall not be under any obligation to do so.

29. The Board of Directors may at any time, before any share so forfeited shall have been sold, reallotted or otherwise dispose of, annul the forfeiture on such conditions as it thinks fit.

30. The Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder, and upon the proceeds of sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with any other person, to or with the Company, whether the period for the payment fulfillment or discharge thereof shall have actually arrived or not and no equitable interest in any share shall be created except upon the footing and condition that Article 11 hereof is to have full effect. Such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) on such shares.

31. For the purpose of enforcing such lien, the Board of Directors may sell the shares subject thereto in such manner as it thinks fit; but no sale shall be made until the period for the fulfillment or discharge of the debts, liabilities and engagements as aforesaid shall have arrived, and until notice in writing of the intention to sell shall have been served on such shareholder, his executors or administrators, and default shall have been made by him or them in the payment, fulfillment or discharge of such debts, liabilities or engagements for seven days after such notice.

32. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or towards satisfaction of the debts, liabilities or engagements of such shareholder (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction) and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

33. Upon any sale after forfeiture or for enforcing a lien in exercise of the powers hereinbefore given, the Board of Directors may appoint some person to execute an instrument of transfer of the shares sold and cause the purchaser' s name to be entered in the register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only against the Company exclusively.

TRANSFER AND TRANSMISSION

34. Any transfer of shares in the Company shall be subject to the following provisions:

SALE OF SHARES IN THE COMPANY

35.  Right of First Refusal

     Until IPO, in every sale or transfer or other disposition, of shares in the Company, the selling or transferring shareholder (hereinafter the " Offeror") shall be obligated to offer them first to all Major Shareholders (the "Offerees") under identical terms and as specified hereinbelow. Notwithstanding the above, in case of the transfer of ordinary shares between Boaz Eitan and Eitan Sycamore Ltd., the aforesaid right shall not apply if and to the extent one of them elects to acquire the other's shares. A transfer of shares in the Company shall not be permitted except subject to the obligation of the transferee to fulfill all of the transferor's obligations according to this Article.

36.  Notice of Offer

     The Offeror shall send a written offer to all of the Offerees, which offer shall include the following details:

     36.1. The number of shares for sale or transfer (hereinafter "the Offered Shares").

     36.2. The entity and/or the person to whom the Offeror wishes to sell or transfer the Offered Shares (hereinafter "the Buyer").

     36.3. The price of the Offered Shares, which shall be paid by the Buyer, the terms of payment and credit, and any other term related to the sale or transfer.

     (hereinafter: "Notice of Offer")

     The Offerees undertakes not to make contact with the Buyer so long as all of the proceedings hereunder have not been completed.

37.  Notice of Purchase

     Each Offeree may notify the Offeror in writing, with a copy to the Company, within 21 days of receipt of the Notice of Offer, of its/his desire to purchase the Offered Shares, according to one of the following possibilities:

     37.1. All or more than the Offered Shares;

     37.2. Part of the Offered Shares.

     All at the price and under the terms set in the Notice of Offer (hereinafter: "Purchase Notice").

38. Lack of response: If by the end of a 21-day period for giving a Purchase Notice no Purchase Notices have been received, then the Offeror will be free, during the following 90 days, to sell the Offered Shares to the Buyer at a price that shall not be less than the price indicated in the Notice of Offer and under terms not better than those specified in the Notice of Offer. In such event the Company shall give its consent to the transfer subject to the provisions of Article 48 below.

39. A Purchase Notice to purchase the entire quantity of the Offered Shares: If Purchase Notices have been received for a total number of shares equal to the number of all the Offered Shares, the contract between the parties shall be created and the Offeree/s must purchase the number of shares indicated in the Purchase Notice submitted by them, and the Offeror must sell the Offered Shares to the Oferree/s. In the event that the total number of shares for which Purchase Notices have been received is higher than the total number of Offered Shares, the Offerees shall be entitled to purchase, each the number of Offered Shares to which it is entitled, calculated on a pro rata basis.

40. Offers for a quantity less than the offered quantity: If Purchase Notices are received regarding a total number of shares that is less than the quantity of The Offered Shares, it shall be deemed a lack of response as specified in Article 38 above; however, the Offeror may, at his sole discretion, sell all of the shares for which Purchase Notices have been received to the Offeree/s, and the provisions of Article 38 above shall apply with regard to the shares that were not acquired, accordingly.

41. Desire to participate: An Offeree who desires to participate in the Offeror's sale of shares to the Buyer shall be entitled to give a participation notice instead of a notice to purchase. The participation notice shall include the number of shares which the Offeree desires to sell in accordance with Article 49 below (hereinafter: the "Participation Notice").

42.  Acquisition Notice

     In the event of an offer to acquire the entire quantity of the Shares Offered, or in the event that the Offeror decides as aforesaid in Article 40 that he wishes to sell to the Offeree as stated in Article 40 only part of the shares, the Offeror shall send, within seven (7) days after the last date for submitting Purchase Notice, a notice to the Offeree (hereinafter: "Acquisition Notice") which will indicate that the Purchase Notice has been received and which will specify the number of shares that will be acquired by the Offeree and the amount that the Offeree has to pay the Offeror.

43.  Exceptions to the Duty to Offer

     Notwithstanding the aforesaid, and without derogating from Articles 35 - 40 above, there shall be no restriction upon the transfer of shares in each of the following instances, provided that the transferee is not competing with the Company business and subject to the transferee's agreeing to be bound by any agreement with other shareholders which binds the transferor:

     43.1. A transfer to a corporation in which the transferor holds over 76% of the voting rights and/or the right to appoint not less than 76% of the directors.

     43.2. If the shares will be held by an individual, a transfer to a relative of the individual as defined in Article 76 of the Income Tax Ordinance.

     43.3. Notwithstanding anything to the contrary herein, each of the holders of the Preferred Shares shall be entitled to transfer and assign all or a part of its Shares, together with the corresponding rights and obligations thereunder: (a) to a corporate entity which controls, is controlled by, or is under common control with such holder, or to a Person who is under the same management as the holder, or to one or more of its shareholders, directors, officers or limited or general partners, or to entities that manage or co-manage, directly or indirectly, the holder or any of its general or limited partners or affiliates thereof; and (b) to any other holder of Preferred Shares of its own class; all free of any right of first refusal or similar right of any other shareholder of the Company, whether set forth herein or in an agreement.

44.  [Intentionally Omitted].

45.  [Intentionally Omitted].

46. In every instance of a transfer as set forth in Article 43 hereinabove, transferee shall be entitled to transfer the shares back to transferor.

47.  [Intentionally Omitted].

48.  Restrictions on Transfer

     Notwithstanding the foregoing the Board of Directors may refuse a transfer of shares in the Company in the event of:

     48.1. A transfer to a competitor of the Company.

     48.2. A transfer to an entity which has been convicted, or the directors of which have been convicted, of criminal offenses of moral turpitude, or there is a concern that an action of said character will be filed against them.

     The provision concerning first refusal rights shall apply to every transfer of shares in the Company including the part of the shares of the transferor, and including a gift or testamentary disposition or a sale by a receiver or liquidator or trustee in bankruptcy. The provision concerning first refusal rights shall also apply to a transfer of shares from the transferee to additional transferees.

49.  Co-Sale Rights

     49.1. The following provisions shall apply to dispositions of shares by the
          Founder:

     49.2. Tower shall have the following Tag Along Rights:

     49.3. If at any time prior to an IPO, Founder and/or Eitan Sycamore Ltd. wish to sell in one or more transactions, more than 25% (twenty five percent) of their combined shares in the Company and Tower does not exercise it's right to first refusal as set forth in Articles 35-42 above, Founder and Eitan Sycamore Ltd. undertake to then notify Tower in writing of its option to exercise its Tag Along Rights, including a description of the material terms of the proposed sale. Tower shall advise Founder in writing within 10 business days of receiving the notice whether it wishes to exercise its Tag Along Rights, and this decision shall be irrevocably binding on Tower for a period of 6 months following its notification to Founder.

     49.4. For the purposes of this Sub-article 49.1 Tag Along Rights means Tower's right to require and Founder and Eitan Sycamore Ltd.'s obligation to provide as part of a proposed sale of their shares in that the Company that Tower shall be given the right to sell shares in such sale pro rata to the holdings of Tower in the Company, and on the same terms and conditions as the sale by Founder and/or Eitan Sycamore Ltd.

     49.5. If the Founder desires to sell, transfer or otherwise dispose of any of his shares in the Company, the Preferred Shareholders shall have the right to participate in such transactions pro rata to their holdings of the issued and outstanding share capital of the Company (on an as-converted basis), as set forth below.

     49.6. If at any time prior to IPO the Founder desires to sell, assign, transfer, pledge, grant any right in or otherwise dispose of any of his shares in the Company (collectively, in this Sub-article, "TRANSFER") pursuant to the terms of a bona fide offer received from a third party (in this Sub-article, the "BUYER") or otherwise, the Founder shall promptly give the Preferred Shareholders written notice thereof, which shall fully describe the proposed Transfer (the "CO-SALE OFFER"), and the Preferred Shareholders or any one of them shall have the right to require, within fourteen days of receipt of the Co-Sale Offer, as a condition to such Transfer described therein, that the Buyer shall purchase from each Preferred Shareholder at the same price per share and on the same terms and conditions as involved in such Transfer by the Founder, a percentage of the shares (regardless of whether they consist of Preferred or Ordinary Shares, and on an as-converted basis) proposed to be acquired by the Buyer (in this Sub-article, the "TRANSACTION SHARES") expressed by a fraction, the numerator of which is the number of shares then held by each such Preferred Shareholder, on an as-converted basis, and the denominator of which is the sum of (i) the aggregate number of shares then held by all Preferred Shareholders which exercised their right to participate in the Transfer hereunder, on an as-converted basis, plus the shares of Tower to the extent it exercises its right of participation as set forth in Article 49.1 above, and (ii) the number of shares then held by the Founder, all multiplied by 100 (such percentage shall be referred to as the "PREFERRED SHAREHOLDERS CO-SALE PRO RATA PERCENTAGE").

     49.7. In the event that one or more of the Preferred Shareholders shall elect to participate in such Transfer, each such Preferred Shareholder communicate in writing such election to the Founder within the aforesaid period of time, and, if the Transfer to the Buyer is consummated, such Preferred Shareholder shall be entitled to and shall Transfer to the Buyer as part thereof its Preferred Shareholders Co-Sale Pro Rata Percentage of the Transaction Shares, at the same price per share and on the same terms and conditions as set forth in the Co-Sale Offer. If a Preferred Shareholder did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be waiving its right to participate in such Transfer.

     49.8. If none of the Preferred Shareholders elected to participate in such Transfer, then the Founder shall be entitled to sell or transfer the Transaction Shares to the Buyer at any time within 90 days thereafter. Any such Transfer shall be at not less favorable terms and conditions to the Founder than those specified in the Co-Sale Offer. Any Shares not sold within such 90-day period shall continue to be subject to the requirements of this Article 49.

     49.9. For the purposes of Article 49 shares held by an entity controlled (directly or indirectly) by the Founder and/or relative or affiliate shall be treated as shares held by the Founder.

     49.10. Any sale or transfer of shares by the Founder of up to 5% of his holdings in the Company at the closing of the Agreement B shall not grant the holders of Preferred Shares the Co-Sale rights described in this Article 49.

     49.11. Bring Along. Until an IPO, in the event that shareholders of the Company holding at least 80% of the Company's issued and outstanding share capital on a fully diluted and on as converted basis shall elect to sell all of their shares to a third party (the "Proposing Shareholders") then all remaining shareholders (the "Remaining Shareholders") shall be obligated, if so demanded by the Proposing Shareholders, to sell all of their shares in the Company to such third party at the same price and upon the same terms and conditions as the Proposing Shareholders. Proceeds received under this section shall be distributed among the Shareholders of the Company in accordance with distribution instructions set forth in Article 5.2 herein with respect to an event of Deemed Liquidation.

50. No transfer of shares shall be registered unless a proper instrument of transfer has been submitted to the Company, coupled with the certificate for the shares to be transferred. As long as the transferee is not registered in the Register in respect of the shares transferred to him, the rights and obligations of the registered owner of the shares shall in no way be affected by the attempt to transfer.

51. The instrument of transfer of any share shall be in writing in the following form or in any other form approved by the Board of Directors of the Company and shall be signed by the transferor and transferee, or a representative:

          I, the undersigned, of _________ in consideration of the sum of NIS ___ paid to me by _______ of _____ (hereinafter called the "Said Transferee") do hereby transfer to the Said Transferee the share (or shares) numbered _ in ________ Ltd., to hold unto the Said Transferee, executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution thereof, and I, the Said Transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

          As witness our hands the __ day of

          Witness to the Signatures

52.  [Intentionally Omitted].

53. The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share.

54. The Company may recognize the receiver or liquidator of any shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt shareholder as being entitled to the shares registered in the name of such shareholder.

55.  The Company may, by Special Resolution:

     55.1. consolidate and divide its share capital into shares of larger amount than its existing shares;

     55.2. divide, by sub-division of its existing shares, of any of them, the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association, subject, nevertheless, to the provisions of paragraph (d) of Section 144.1 of the Companies Ordinance;

     55.3. cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

     55.4. reduce its share capital in any manner and with and subject to any incident authorized, and consent required, by law.

BORROWING POWERS

56. The Board of Directors may from time to time, at its discretion, borrow or secure the payment of any sums of money for the purposes of or in connection with Company's affairs.

57. The Directors may secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual of redeemable debentures, debenture stock, or any mortgages, charges, of other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

GENERAL MEETINGS

58. An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last Annual General Meeting) and at such time and place as the Board of Directors may fix.

59. All General Meetings, other than Annual General Meeting, shall be called "Extraordinary General Meetings". The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting, and shall be obligated to do so upon a requisition in writing in accordance with Section 63 of the Companies Act.

60.  [Intentionally Omitted].

61. Where it is proposed to pass any resolution including a Special Resolution, case seven (7) days' prior notice, specifying the place, the day and the hour of the meeting and the general nature of every matter on the agenda, shall be given to all shareholders entitled to receive notice of General Meetings by notice as hereinafter provided. Provided that if all shareholders entitled to receive notice of General Meetings agree, a General Meeting at which it is proposed to pass a Special Resolution, or any other meeting, may be held if less than 7 (seven) days' or three (3) days' notice, as applicable, is given.

62. The accidental omission to give notice of a meeting to, or the non-receipt of notice by, any shareholder, may invalidate the proceedings at any meeting.

63. Any resolution in writing signed by all shareholders of the Company entitled to vote at General Meetings or to which all said shareholders have given their written consent, by letter, or fax or telegram or telex or electronic mail or by other media, shall be deemed to have been unanimously adopted by a meeting duly convened and held.

PROCEEDINGS AT GENERAL MEETINGS

64. No business shall be transacted at a General Meeting unless the requisite quorum is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon.

65. Save as herein otherwise provided, the presence of a majority of the shareholders including shareholders holding the majority in interest of the Preferred B Shares shall constitute a quorum for general meetings.

66. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same date, time and place one week following. At such postponed meeting a quorum shall be formed by the present shareholders.

67. The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall elect one of the shareholders to be Chairman. The Chairman of any General Meeting of the Company shall not be entitled to a casting vote.

68. Ordinary resolutions shall be adopted if approved by the holder(s) of a majority of shares held by the shareholder(s) present at the General Meeting whether personally or by proxy.

69. Special Resolutions shall be adopted if approved by the holder(s) of 75% (seventy five percent) of the shares held by the shareholder(s) present at the General Meeting whether personally or by proxy.

70. Subject to Article 69 above and subject to Article 106 below, all resolutions adopted by the General Meeting shall be taken by a majority vote.

71.  [Intentionally Reserved].

72.  [Intentionally Reserved].

73. A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or has been rejected, and an entry to that effect in the minutes book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

74. The Chairman of a General Meeting may adjourn the same from time to time and from place to place, and the Chairman shall do so if the meeting so demands; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from the adjournment took place. A notice of the adjournment and of the matters to be included in the agenda of the adjourned meeting shall be given to all shareholders entitled to receive notices of General Meetings.

74A. The General Meeting, through a Special Resolution, may amend the Company's
     Memorandum of Association and Articles of Association unless stipulated otherwise herein.

VOTES OF SHAREHOLDERS

75. Every shareholder, present in person or by proxy, shall upon a poll, have such number of votes equal to the aggregate number of shares issued in the class held by him, on an as converted basis.

76.  [Intentionally Omitted].

77. Shareholders may vote either personally or by proxy, or, if the shareholder is a corporation, by a representative by a duly authorized proxy.

78. The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if such appointer is a corporation by a duly authorized representative in the following form or in any other form which may be approved by the Board of Directors of the Company:

          I, _____ of _________ being a shareholder of _______ Ltd., hereby appoint of as my proxy to vote for me and on my behalf at the (ordinary or extraordinary as the case may be) General Meeting of the Company to be held on the __ day of __ and at any adjournment thereof.

          Signed this __ day of

          The appointment may be by facsimile transmission.

79. In case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.

80. No shareholder shall be entitled to vote at any General Meeting unless all calls or other sums then due and payable by him in respect of his shares in the Company have been paid.

81. The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company not less than twenty four (24) hours before the time for holding the meeting at which the person named in the instrument proposes to vote. The chairman of the meeting shall be entitled to waive such requirement of deposit of twenty-four hours before the meeting in his sole discretion.

82. A vote given in accordance with the terms of an instrument of appointment of attorney or proxy shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer shall have been received at the office or by the Chairman of the meeting before the vote is given.

THE BOARD OF DIRECTORS

83. Until an IPO, the number of members of the Board of Directors of the Company ("Board") shall be not less than 3 and not more than 7 members.

84.

     84.1. The holders of the majority of the Preferred A Shares and Preferred B Shares are entitled each to appoint and replace from time to time one
          (1) member of the Board, by a written notice to the Company..

     84.2. Dr. Yoav Nissan-Cohen shall represent Tower on the Board until such time as the Tower Agreement is terminated or Tower holdings in the Company are reduced to less than 3% of the issued and outstanding share capital of the Company. In the event that Dr. Yoav Nissan-Cohen resigns of otherwise terminates his membership on the Board, or in the event that he ceases to be employed by Tower, and Tower holds 5% or more of the issued and outstanding share capital of the Company, the Company and Tower will appoint a mutually agreed upon Board member as his replacement. Such director will maintain its position as long as Tower holds 5% or more of the issued and outstanding share capital of the Company.

     84.3. The remaining members of the Board will be appointed by a general meeting of the holders of the Ordinary Shares excluding: (i) Tower and
          (ii) the holders of the Preferred Shares.

85. In addition to the appointment of one director, the holders of the Preferred A Shares will be entitled to appoint one observer, and such observer will be invited to attend the meetings of the Board (without the right to vote thereat) and will receive all written information as a regular member of the Board.

     (a) The right of the holders of Preferred A Shares to appoint a director and an observer to the Board and the right of the holders of Preferred B Shares to appoint a director will expire if each such class's holdings in the Company, respectively, are reduced to less than 4% (on an as-converted basis). In the event that the shareholding of each class of Preferred Shares is reduced below 4% but then increases to 4% or more again, the right of the such class of Preferred Shares to appoint a director (and if applicable, an observer) to the board shall be reinstated immediately thereupon.

86. The remuneration of the Directors - if any - shall be set from time to time in decisions adopted by the Company in General Meetings.

87. A Director may appoint in writing, at any time, any other director to act as a substitute director in his stead at any meeting or meetings of the directors at which that director is unable to be present. Any director so appointed shall be entitled to exercise all the powers and authorities of the director who appointed him, and shall comply with all the duties imposed on that director. Such appointment may be by facsimile transmission.

88.  [Intentionally reserved].

89.  [Intentionally reserved].

90.  [Intentionally reserved].

91. A person who has ceased to be a member of the Board of Directors shall be eligible for re-appointment.

92. If any member of the Board of Directors is not appointed, or if the office of a member of the Board of Directors is vacated, the continuing members of the Board of Directors may, as long as their number does not fall below the quorum, act in every matter. If the number of Directors falls below quorum, they shall not act except in emergency.

93. The office of a member of the Board of Directors shall, ipso facto, be vacated upon the happening of any of the following events:

     93.1. Upon his death, or, if the Director is a Company, upon its winding-up;

     93.2. If he be found lunatic or become of unsound mind;

     93.3. If he becomes bankrupt;

     93.4. If he resigns his office by notice in writing to the Company;

     93.5. If he is removed from office under Article 84.

94. A member of the Board of Directors shall not be required to hold any qualification share.

95. No member of the Board of Directors shall be disqualified by his office from holding any office or place of profit under the Company or under any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company either as vendor, purchaser, or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any member of the Board of Directors shall be in any way interested, be avoided, nor shall any member of the Board of Directors be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such member of the' Board of Directors holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first taken into consideration, if his interest then exists, or in any other case at the first meeting of the Board of Directors after the acquisition of his interest.

96.  [Intentionally Reserved].

97. The members of the Board of Directors and their substitutes, if any, shall not be paid remuneration or fees out of the funds of the Company unless the General Meeting so decides and at the rate determined by the general Meeting but may be reimbursed for expenses.

PROCEEDINGS OF THE BOARD OF DIRECTORS

98. The Board may meet together, upon at least 7 days prior notice, and adjourn their meetings and otherwise regulate their meetings and proceedings as they think fit. Notwithstanding, the Board shall meet, in any event at least every calendar quarter. A director shall be entitled to waive this notice requirement. The attendance of a director at a meeting of the Board shall in itself constitute such a waiver.

99. Quorum. The presence of a majority of the directors including one of the directors appointed by the Preferred Shareholders shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for a Board meeting or for a general meeting, respectively, no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a business day, then to the first business day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present directors or shareholders (as applicable) shall be deemed a quorum.

100. [Intentionally Omitted]

101. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon.

102. The Board of Directors may from time to time elect one of its members to be Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place.

103. The Chairman of the Board of Directors shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to the Chairman of such meeting. Such chairman shall have no second vote.

104. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion by or under the regulations of the Company for the time being vested in or exercisable by the Board of Directors generally.

105. Subject to Article 106 below, Subject to any applicable mandatory law, all resolutions and actions of the Board shall be taken by a majority vote.

106. Notwithstanding the aforesaid, until the consummation of the IPO any action or resolution of the Company's general meeting, or of the Company's Board of Directors, as applicable, regarding any of the following issues shall require the affirmative consent of:

     106.1. the majority holders of the Preferred B Shares or of the Preferred B
          Director: Change the terms and provisions of the Preferred B Shares or any other term or condition of the Articles of Association of the Company so as to affect adversely the rights of the Preferred B Shares.

     106.2. the majority holders of the Preferred A Shares or the Preferred A
          Director: Change the terms and provisions of the

          Preferred A Shares or any other term or condition of the Articles of Association of the Company so as to affect adversely the rights of the Preferred A Shares.

     106.3. a majority of 70% of the holders of the Preferred A Shares and the Preferred B Shares, as one group:

          (a) 106.3.1. Any material transaction with any officer, director, shareholder or any other Interested Party, except for transactions with Tower, M Systems - Flash Disk Pioneers Ltd. and Infineon AG, between the Company and such entities;

          (b) 106.3.2. Liquidation, dissolution, winding-up, or any other event which means or entails the cessation of the operations of the Company as an on-going independent business entity; and

          (c) 106.3.3. Issuance of share capital, or options, or warrants to purchase shares, or other securities ranking senior to the Preferred A Shares and/or to the Preferred B Shares, or increase in the number of authorized securities beyond those specified in Agreement B and in the Amended Articles (As defined therein)- if such increase adversely affects the rights and privileges of the holders of the Preferred A and/or B Shares.

107. A resolution in writing signed by all members of the Board of Directors or to which all members of the Board of Directors have agreed in writing or fax or by cable or telex or electronic mail shall be as valid and effective for all purposes as if passed at a meeting of the Board of Directors duly convened and held.

108. Meetings of the Board of Directors may be held through computer network, telephone, radio or any other media of communication, enabling the Directors to communicate with each other, in the presence of all of them, provided due prior notice detailing the time and manner of holding a given meeting is served (orally or otherwise) upon all the Directors. Any resolution adopted by the Directors in such a meeting will immediately be recorded in writing and signed by the Chairman of the Board of Directors or the Chairman of the meeting, and shall be valid as if adopted at a meeting of the Board of Directors duly convened and held.

109. The Board of Directors may for any special matter delegate any of its powers to committees consisting of one or several members, whether or not such members are Directors, as the Board of Directors may deem fit, and it may from time to time revoke such delegation. Any Committee so formed (in these Articles referred to as "a Committee of the Board of Directors") shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the

     Board of Directors, consisting of two (2) or more members, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same is applicable thereto, and so far as not superseded by any regulation made by the Board of Directors under this Article.

110. All acts done at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or a member of such Committee of the Board of Directors.

POWERS OF THE BOARD OF DIRECTORS

111. The management of the business of the Company shall be vested in the Board of Directors, and the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by its Memorandum of Association and/or its Articles of Association or under the Law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in General Meeting, but subject, nevertheless, to the provisions of the Companies Act, and of these presents and any regulations or resolution not being inconsistent with these presents made from time to time by the Company in General Meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.

LOCAL MANAGEMENTS

112. The Board of Directors may from time to time provide for the management and transaction of the affairs of the Company in any specified locality, whether in Israel or abroad, in such manner as it think fit, and the provisions contained in the next following Article shall be without prejudice to the general powers conferred by this Article on the Board of Directors.

113. The Board of Directors may from time to time and at any time, establish any local board or agency for managing any of the affairs of the Company in any such specified Locality, any may appoint any person to be a member of such local board, or any manger or agent, and may fix their remuneration. The Board of Directors may from time to time and at any time, delegate to any person so appointed any of the powers, authorities and discretion for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation.

MANAGING DIRECTORS AND GENERAL MANAGERS

114. The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Managing Director or General Manager of the Company, either for a fixed term or without any limitation as to the period for which he or they is or are to hold office, and may from time to time (subject to any provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

115. The remuneration of a Managing Director or Director General shall from time to time (subject to any contract between him and the Company) be fixed by the Board of Directors.

116. The Board of Directors may from time to time entrust to and confer upon a Managing Director or a General Manager for the time being such of the powers exercisable under these presents by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collectively with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers, all as the Board of Directors may, from time to time, deem fit.

MINUTES

117. The Board of Directors shall cause minutes to be duly entered in books provided for that purpose and which will also include:

     117.1. the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

     117.2. the names of the shareholders present at each General Meeting;

     117.3. all directions given by the Board of Directors to any Committee of the Board of Directors;

     117.4. all proceedings and resolutions of General Meetings and of meetings of the Board of Directors and Committees of the Board of Directors.

118. Any minutes as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a General Meeting of the Company, if purporting to be signed by the

     Chairman of such meeting or by the Chairman of the next succeeding meeting or by the Chairman of such General Meeting, shall be accepted as prima facie evidence of the matters therein recorded.

BRANCH REGISTERS

119. The Company may, subject to and in accordance with the provisions of
     Section 138 of the Companies Act and to all orders and directions made and/or to be made by virtue of the said Sections, or any of them, keep branch registers in any place outside of Israel, as the Board of Directors may deem fit, and, subject to the Requirements of the Law, the Board of Directors may from time to time make and alter such regulations as it may deem fit in connection with the keeping of such branch registers.

THE STAMP AND THE RIGHT OF SIGNATURE

120. The Company shall have at least one rubber stamp, and the Board of Directors shall provide for the safe custody of such rubber stamp.

121. The Board of Directors shall be entitled to authorize (and revoke such authorization) any person or persons (even if he or they is or are not Director(s) of the Company) to act and sign on behalf of the Company in any given case or as general authority with or without limitations, all as may be determined from time to time by the Board of Directors, and the acts and signatures of such person or persons on behalf of the Company shall bind the Company insofar as such person or persons acted and signed within his or their powers as aforesaid.

122. The Company may exercise the powers conferred by Article 120 hereof with regard to having a rubber stamp for use abroad, and such powers shall be vested in the Board of Directors.

THE SECRETARY, OFFICERS, AND ATTORNEYS

123. The Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, personnel, agents and servants, for fixed, provisional or special duties, as the Board of Directors may from time to time deem fit, and may from time to time, in its discretion, suspend the service of any one or more of such persons.

124. The Board of Directors may determine the powers and duties, as well as the salaries and emoluments, of such persons, and may demand security in such cases and at such amounts as it deems fit.

125. The Board of Directors may from time to time, and at any time, by power of attorney, appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the Attorney or Attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles), and for such period and subject to such conditions as it thinks fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such Attorney as the Board of Directors may third( fit, and may also authorize any such Attorney to delegate all or any of the powers, authorities and discretion vested in him.

DIVIDENDS AND RESERVE FUND

126. The Board of Directors may, before recommending any dividend, set aside, out of the profits of the Company, such sums as it thinks proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for special dividends, or for repairing, improving and maintaining any of the property of the Company, and for such other purposes as the Board of Directors shall, in its absolute discretion, think conducive to the interests of the Company; and may invest the several sums so set aside upon such investments (other than shares of the Company) as it may think fit, and from time to time deal with and vary such investments, and dispose of all or any part thereof for the benefit of the Company, and may divide the reserve fund into such special funds as it thinks fit, and employ the reserve fund or any part thereof in the business of the Company, and without being bound to keep the same separate from the other assets.

127. Subject to the rights of holders of shares with special rights as to dividends (if there are any) and subject to the provisions of these Articles as to the reserve fund, dividends shall be paid to the shareholders of issued, outstanding and fully paid-up shares proportionately, as the proportion of the number of their issued, outstanding and fully paid-up shares to the total number of issued, outstanding and fully paid-up shares in the Company as of the time of the payment of the dividend, on pro rata basis.

128. The Company in General Meeting may declare a dividend to be paid to the shareholders according to their rights and interests in the profits, and may fix the time for payment; no dividend shall exceed the amount recommended by the Board of Directors, but the Company, in General Meeting, may declare a smaller dividend.

129. The Board of Directors may from time to time pay to the shareholders such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company.

130. A General Meeting declaring a dividend may resolve that such dividend be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid up shares, debentures, or debenture stock of the Company, or paid-up shares, debentures, or debenture stock of any other Company, or in any one or more of such ways.

131. No dividend shall be paid otherwise than out of the profits of the Company, and no dividend shall carry interest as against the Company.

132. Any General Meeting may resolve that any moneys, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of the reserve fund, or to the credit of the reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized.

133. For the purpose of giving effect to any resolution under the two (2) last preceding Articles, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific asset, and may determine that cash payments shall be made to any shareholder upon the footing of the value so fixed, or that fractions of value less than NIS 1 - (one New Israeli Shekel) may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

134. The Board of Directors may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any shareholder, whether alone or together with another shareholder, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

135. If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend payable on the share.

BOOKS OF ACCOUNT

136. The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Act, or any modification thereof for the time being in force. The books of account shall be kept at the registered office of the Company, or at any place or places, as the Board of Directors may deem fit, and they shall always be open to inspection by members of the Board of Directors. No member not being a member of the Board of Directors, shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in General Meeting.

ACCOUNTS AND AUDITS

137. Once at least in every year the account of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by one or more duly qualified auditors.

138. The appointment, authorities, rights, salaries and duties of the auditor or auditors shall be regulated by the law in force for the time being.

NOTICES

139. A notice may be given by the Company to any shareholder, either personally or by letter, or telegram, or telex, or fax, or electronic mail or by any other medium.

140. A notice may be given by the Company to the joint holders Of a share by giving notice to the joint holders named first in the register in respect of the share.

141. Notice of every General Meeting shall be given in any manner hereinbefore authorized to all holders of share and to every person entitled to a share in consequence of death or bankruptcy or winding-up, would have been entitled to receive notice of the meeting. No other persons shall be entitled to receive notices of General Meetings.

142. A notice shall be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or winding-up of a shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of the representatives of the deceased, or trustee of the bankrupt or liquidator, or by any like description, at the address, if any, in Israel or abroad, supplied for the purpose by the person claiming to be so entitled, or - until such address has been so supplied - by giving the notice in any manner in which the same might have been given if the death, bankruptcy or winding-up had not occurred.

INSURANCE AND INDEMNITY

143. The Company is authorized to the fullest extent permitted by the Companies Act, as may be amended or supplemented in the future to:

     143.1. procure directors' and Officers' liability insurance for the following:

          (a) breach of duty or care by any Officer (as defined in the Companies Act) owed to the Company or any other person; and

          (b) breach of fiduciary duty by any Officer owed to the Company to the extent that such Officer acted in good faith and had a reasonable basis to assume that the action would not prejudice the Company; and

          (c) any financial liability imposed on any Officer for the benefit of a third party as a result of an act or omission such Office Holder committed as an Officer of the Company; and

     143.2. indemnify its Officers (as defined in the Companies Act) for the following:

          (a) any financial liability imposed on any Officer for the benefit of a third party by a judgment, including a settlement or arbitration decision certified by the court, as a result of an act or omission that such Officer committed as an Officer of the Company; and

          (b) reasonable litigation expenses including legal fees incurred by the Officer or which he is obliged to pay by court order for:

               (One) a proceeding brought against him by the Company, on his behalf or by a third party, or

               (Two) a criminal proceeding in which he is acquitted, or found guilty if the crime is defined as not necessitating criminal intent, provided that any such proceeding related to an act or omission that such Officer committed as an Officer of the Company; and

          (c) procure insurance for or indemnify any employee who is not an Officer with respect to any of the matters set forth in (a) and
               (b). The Company is authorized to exempt any or all Officer from liability due to his breach of duty care owed to the Company.

CONFIDENTIALITY AND NON-COMPETE

144. The shareholders undertakes to keep in strict confidence, and not to use for any purpose whatsoever except for the benefit of the Company, any and all information relating in any way to the Company and its business which had been provided to such party by the Company, except: (i) information which is or shall be in the public domain not due to any act of a Shareholder in breach of law or agreement; (ii) information which became or shall become known to a Shareholder prior to disclosure by Company of such information to the Shareholder; (iii) information which became or shall become known to a Shareholder from a source other than Company other than by the breach of an obligation of confidentiality owed to the Company; (iv) information that was or shall be independently developed by a Shareholder; or (v) information which a Shareholder is required to disclose under any applicable law. Notwithstanding the aforesaid, in connection with periodic reports to their shareholders or partners, the Shareholders may make general statements, not containing technical information, regarding the nature and progress of the Company's business, and may provide summary financial information of the Company. In addition, in the event that any Shareholder or its partners or parent companies (any such entity, a "PARENT COMPANY") is or shall become publicly traded and/or otherwise subject to certain disclosure duties under applicable securities laws and regulations (including any regulations and rules of stock exchanges), or any other laws and regulations, the Company shall furnish it with financial statements and/or any other information as such Shareholder or its Parent Company may require in order to comply with any disclosure requirements under such laws and regulations.

145. The holders of Preferred Shares confirm that, in the event that any of them shall invest in any entity which directly competes with the Company's products, then, absent the Board's prior written approval, the applicable Preferred Director shall not simultaneously serve as a director of such entity which competes with the Company. It is agreed that in the event a certain holder of Preferred Shares shall make an equity investment in a company which is a competitor of the Company, the applicable Preferred Director shall not be entitled to provide such holder of Preferred Shares with any material concerning the Company which is of a confidential nature. For the prevention of doubt and for purposes of this Article 143A only, financial statements shall not be regarded as confidential. Furthermore, for purposes of this Article 143A, a Competitor shall be taken to mean any legal entity in which the holder of Preferred Shares holds at least 5% of the equity or a legal entity in which the holder of Preferred Shares has a representative at the board of directors.

WINDING-UP

146. If the Company be wound up, the assets available for distribution among the shareholders as such shall be distributed among the shareholders in proportion to the capital paid-up, which ought to have been paid-up at the commencement of the winding-up on the shares held by them.

147. A resolution to liquidate the Company (as a voluntary liquidation) shall be carried, only if 75% of the holders of Preferred Shares and Ordinary Shares voted in favour including 70% of the holders of the Preferred Shares.

                                    EXHIBIT A

                          WEIGHTED AVERAGE CALCULATION

                                    (P X a) + C'
                             P' = ----------------
                                        a + n

In which:

a    = Number of Ordinary Shares outstanding immediately prior to the relevant issue of Additional Shares, plus all Ordinary Shares issuable upon conversion or exercise of all outstanding securities of the Company convertible to or exercisable into Ordinary Shares.

n    = Number of Additional Shares issued.

P    = Conversion Price in effect immediately prior to such issuance.

C'   = Total consideration paid for the Additional Shares.

P'   = Adjusted Conversion Price

                                   APPENDIX E

                  SAIFUN'S ISSUED AND OUTSTANDING CAPITAL STOCK

                         # ORDINARY    # PRE. A    # PRE. B   # OUTSTANDING     %      OPTIONS      %
                         ----------   ---------   ---------   -------------   ----    ---------   ----
EMPLOYEES + FOUNDERS     13,997,156                             13,997,156    59.8%   1,650,000   59.7%
AMD/FUJITSU                 938,470                                938,470     4.0%                3.6%
GEMINI GROUP                          1,000,546     296,557      1,297,103     5.5%     533,042    7.0%
CONCORD GROUP                           994,816                    994,816     4.3%     538,772    5.9%
OTHER INVESTORS PRE A.       80,000     287,000                    367,000     1.6%                1.4%
PRE. B INVESTORS                                  1,972,159      1,972,159     8.4%                7.5%
OTHER ORD. INVESTORS      3,836,431                              3,836,431    16.4%      68,784   14.9%
                         ----------   ---------   ---------     ----------    ----    ---------   ----
TOTAL                    18,852,057   2,282,362   2,268,716     23,403,135     100%   2,790,598    100%
                         ==========   =========   =========     ==========    ====    =========   ====